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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of

AIR METHODS CORPORATION

at
$43.00 NET PER SHARE
by

ASP AMC MERGER SUB, INC.

(Offeror)

a wholly-owned subsidiary of

ASP AMC INTERMEDIATE HOLDINGS, INC.

(Parent)

a wholly-owned subsidiary of

ASP AMC HOLDINGS, INC.

(Holdings)

AMERICAN SECURITIES PARTNERS VII, L.P.
AMERICAN SECURITIES PARTNERS VII(B), L.P.
AMERICAN SECURITIES PARTNERS VII(C), L.P.
AMERICAN SECURITIES ASSOCIATES VII, LLC
AMERICAN SECURITIES LLC

(Other Persons)

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 20, 2017, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        ASP AMC Merger Sub, Inc., a Delaware corporation (the "Offeror") and a wholly-owned subsidiary of ASP AMC Intermediate Holdings, Inc., a Delaware corporation ("Parent"), which is beneficially owned by certain affiliated funds managed by American Securities LLC, a New York limited liability company, is offering to purchase all of the issued and outstanding shares (the "Shares") of common stock, par value $0.06 per share (the "Common Stock"), of Air Methods Corporation, a Delaware corporation ("Air Methods" or the "Company"), at a purchase price of $43.00 per Share (the "Offer Price"), net to the seller in cash, net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal", which, together with this Offer to Purchase, as each may be amended or supplemented from time to time in accordance with the Merger Agreement described below, collectively constitute the "Offer").

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 14, 2017, by and among Parent, the Offeror and Air Methods (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, as soon as practicable after the consummation of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Air Methods, with Air Methods surviving as a wholly-owned subsidiary of Parent (the "Merger"). At the Effective Time (defined below), each issued and outstanding Share (other than (i) Shares owned by Air Methods as treasury stock, or owned by Parent or the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, both at the commencement of the Offer and immediately before the Effective Time, and (ii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the Delaware General Corporation Law (the "DGCL"), will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price, net of applicable withholding taxes and without interest. As a result of the Merger, the Shares will cease to be publicly traded, and Air Methods will become a wholly-owned subsidiary of Parent. The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" below), are collectively referred to in this Offer to Purchase as the "Transactions".

        The board of directors for Air Methods (the "Air Methods Board") has (a) determined that the Transactions, including the Merger, are fair to and in the best interests of Air Methods and its stockholders, (b) approved the terms and conditions of the Merger Agreement and the Transactions (including the execution, delivery and performance thereof), declared it advisable that Air Methods enter into the Merger Agreement and consummate the Transactions, and authorized the execution, delivery and performance of the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) resolved to recommend that Air Methods' stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares in the Offer (such recommendation, the "Air Methods Board Recommendation").

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as defined by Section 251(h)(6) of the DGCL, together with any Shares then owned by the Offeror, representing at least one Share more than 50% of the then-outstanding Shares; (b) the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (c) the absence of any order issued by a governmental authority or an applicable law that makes the Offer or the Merger illegal or otherwise prevent the consummation thereof is in effect; (d) the absence, since the date of the Merger Agreement, of any fact, state of facts, change, event, development, circumstance, occurrence or effect that, individually, or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect; and (e) the completion of a 17 consecutive business day marketing period for the Offeror's debt financing as described in Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents and Section 12—"Sources and Amount of Funds". The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

        The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Banks and Brokerage Firms, Please Call: (212) 269-5550
Stockholders and All Others Call Toll-Free: (800) 859-8511

Email: airm@dfking.com

March 23, 2017

 Important

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must (a) follow the procedures described in Section 3—"Procedures for Tendering Shares" below or (b) if your Shares are held by a broker, dealer, commercial bank, trust company or other nominee, contact such nominee and request that they effect the transaction for you and tender your Shares.

        If you desire to tender your Shares to the Offeror pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to American Stock Transfer & Trust Company, LLC, (the "Depositary and Paying Agent") by the expiration of the Offer, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Tendering Shares" of this Offer to Purchase.

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact such nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

* * *

        Questions and requests for assistance may be directed to D.F. King & Co., Inc. the "Information Agent" for the Offer, at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may also be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (which we refer to as the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

* * *

        Neither the SEC nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is a criminal offense.

* * *

        No person has been authorized to give any information or to make any representation on behalf of Parent or the Offeror not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Parent, the Offeror, the Depositary and Paying Agent, or the Information Agent for the purpose of the Offer.

i

 Summary Term Sheet

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. We have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Air Methods (as defined below) contained herein and elsewhere in this Offer to Purchase has been provided to Parent (as defined below) and the Offeror (as defined below) by Air Methods or has been taken from, or is based upon, publicly available documents or records of Air Methods on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer (as defined in the "Introduction" to this Offer to Purchase). Parent and the Offeror have not independently verified the accuracy and completeness of such information. Parent and the Offeror have no knowledge that would indicate that any statements contained herein relating to Air Methods provided to Parent and the Offeror or taken from, or based upon, such documents and records filed with the SEC are untrue or incomplete in any material respect. The following are some questions you, as a stockholder of Air Methods, may have and answers to those questions. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to understand fully the Offer, the Merger Agreement (as defined below) and the other Transactions (as defined below) because the information in this summary term sheet is not complete. References to "we," "us," or "our," unless the context otherwise requires, are references to the Offeror.

Securities Sought	All issued and outstanding shares (the "Shares") of common stock, par value $0.06 per share, of Air Methods Corporation, a Delaware corporation ("Air Methods").
Price Offered Per Share	$43.00 per share, net to the holders thereof in cash (the "Offer Price"), net of applicable withholding taxes and without interest.
Scheduled Expiration Time	5:00 P.M., New York City time, on April 20, 2017, unless the Offer is extended or earlier terminated.
Offeror
ASP AMC Merger Sub, Inc., a Delaware corporation (the "Offeror") and a wholly-owned subsidiary of ASP AMC Intermediate Holdings, Inc., a Delaware corporation ("Parent"). Parent is a wholly-owned subsidiary of ASP AMC Holdings, Inc., a Delaware corporation ("Holdings"), and Holdings is beneficially owned by American Securities Partners VII, L.P., a Delaware limited partnership, American Securities Partners VII(B), L.P., a Delaware limited partnership, and American Securities Partners VII(C), L.P., a Delaware limited partnership (collectively, "Sponsor"), the general partner of which is American Securities Associates VII, LLC, a Delaware limited liability company ("GP"). American Securities LLC ("American Securities") is a New York limited liability company that provides investment advisory services to Sponsor.

Who is offering to buy my securities?

        The Offeror is offering to purchase for cash all of the outstanding Shares. The Offeror is a Delaware corporation that was formed for the sole purpose of making the Offer and effecting the transaction in which the Offeror will be merged with and into Air Methods, with Air Methods surviving as a wholly-owned subsidiary of Parent (the "Merger") pursuant to that certain Agreement and Plan of Merger, dated as of March 14, 2017, by and among Parent, the Offeror and Air Methods (as it may be amended from time to time, the "Merger Agreement"). The Offeror is a wholly-owned subsidiary of Parent and Parent is a wholly-owned subsidiary of Holdings. Holdings is beneficially owned by Sponsor, the general partner of which is GP. Sponsor comprises certain affiliated funds managed by American Securities and American Securities provides investment advisory services to Sponsor. See the "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Offeror, Parent and American Securities." The Offer, the Merger and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" of this Offer to Purchase) are collectively referred to as the "Transactions".

What securities are you offering to purchase?

        We are offering to purchase all of the outstanding Shares. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay for my securities, and what is the form of payment?

        We are offering to pay $43.00 per Share, net to you in cash, net of applicable withholding taxes and without interest. If you are the record holder of your Shares (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book-entry" form in your name with Air Methods' transfer agent) and you directly tender your Shares to American Stock Transfer & Trust Company (the "Depositary and Paying Agent") in the Offer, you will not have to pay brokerage fees or commissions. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See "Introduction." See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Will you have the financial resources to make payment?

        Yes. Consummation of the Offer (the "Offer Closing") is not subject to any financing condition. The total amount of funds required by Offeror and Parent to consummate the Offer and to provide funding for the Merger is approximately $2.5 billion, plus related fees and expenses. Offeror and Parent expect to fund such cash requirements from the proceeds from (1) debt facilities contemplated by (x) a debt commitment letter, dated March 14, 2017 that Offeror has received in connection with the execution of the Merger Agreement (the "Debt Commitment Letter"), which provides for (i) a commitment from certain lenders to provide the Offeror with senior secured credit facilities in an aggregate principal amount of $1,055 million (which may be increased on a dollar for dollar basis by up to $400 million to refinance indebtedness under any Aircraft Financing Documents (as defined below) as to which a Third Party Consent (as defined below) is not obtained (any such increase, the "Backstop Increase")), comprised of a Senior Secured Term Facility (as defined below) in an aggregate principal amount of $930 million (subject to the Backstop Increase) and a Senior Secured Revolving Facility (as defined below) in an aggregate principal amount of $125 million and (ii) a commitment from certain lenders to provide the Offeror with a Bridge Facility (as defined below) in an aggregate principal amount of $560 million, for the purpose of financing the Transactions and paying transaction-related fees and expenses and refinancing certain of Air Method's existing indebtedness, among other things, (2) an equity investment contemplated pursuant to an equity commitment letter, dated March 14, 2017, that Parent has entered into in connection with the execution of the Merger Agreement (the "Equity Commitment Letter") which provides for up to $690 million in aggregate of equity financing and

(3) Air Methods' available cash following the Merger. Funding of the debt facilities contemplated by each Debt Commitment Letter and the equity financing contemplated by the Equity Commitment Letter is subject to the satisfaction of various customary conditions. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents" and Section 12—"Sources and Amount of Funds" of this Offer to Purchase.

Is your financial condition material to my decision to tender in the Offer?

        No. We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for all outstanding Shares of Air Methods, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than Shares owned by Air Methods as treasury stock, Shares owned by any direct or indirect wholly-owned subsidiary of Air Methods or owned by Parent or Offeror, in each case immediately before the Effective Time (as defined below) (collectively, the "Excluded Shares"), and Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL")) for cash at the same price per share as the Offer Price in the Merger, and (f) we have all financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger. See Section 12—"Sources and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL), together with any Shares then owned by the Offeror, representing at least one Share more than 50% of the then-outstanding Shares (the "Minimum Condition");

  •
  the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), in respect of the Transactions;

  •
  the absence of any law or order (including any injunction or other judgment), whether temporary, preliminary or permanent, in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Transactions;

  •
  the representations and warranties of Air Methods (i) set forth in Section 3.12(b) (Absence of Certain Changes) of the Merger Agreement must be true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8(a) and (d) (Capitalization) of the Merger Agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.3 (Corporate Authorization), Section 3.4 (Enforceability), the second sentence of Section 3.5 (Subsidiaries), Sections 3.8(b), (c), (e), (f) and (g) (Capitalization), Section 3.28 (Opinion of Financial Advisors) and Section 3.29 (Brokers) of the Merger Agreement must be true and correct in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Merger Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii), must be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have a Company Material Adverse Effect (as defined below);

  •
  Air Methods' performance or compliance with its obligations, agreements and covenants as required under the Merger Agreement in all material respects;

  •
  the absence, since the date of the Merger Agreement, of any fact, state of facts, change, event, development, circumstance, occurrence or effect that, individually, or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; and

  •
  the completion of a 17 consecutive business day marketing period for the debt financing (the "Marketing Period") in accordance with the Merger Agreement.

        See Section 13—"Conditions of the Offer."

Is there an agreement governing the Offer?

        Yes. Parent, the Offeror and Air Methods have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents."

What does the Air Methods Board think about the Offer?

        The board of directors for Air Methods (the "Air Methods Board") has (a) determined that the Transactions, including the Merger, are fair to and in the best interests of Air Methods and its stockholders, (b) approved the terms and conditions of the Merger Agreement and the Transactions (including the execution, delivery and performance thereof), declared it advisable that Air Methods enter into the Merger Agreement and consummate the Transactions, and authorized the execution, delivery and performance of the Merger Agreement, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) resolved to recommend that Air Methods' stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares in the Offer (such recommendation, the "Air Methods Board Recommendation"). Each member of the Air Methods Board who was asked to consider the determinations, declarations, authorizations, approvals and resolutions described in the foregoing clauses (a) - (d) approved the foregoing. The Air Methods Board's recommendation is subject to the terms of the Merger Agreement.

Has the Air Methods Board received a fairness opinion in connection with the Offer and the Merger?

        Yes. Goldman Sachs & Co. and Centerview Partners LLC (collectively, the "Financial Advisors"), the financial advisors to the Air Methods Board, each delivered oral opinions to the Air Methods Board on March 13, 2017, and subsequently confirmed by delivery of a written opinion from each of the Financial Advisors dated as of March 14, 2017 that, as of such date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs and Centerview as set forth in the written opinions, the per Share price of $43.00 per Share to be paid to the holders of Shares (other than as specified in such opinion) in the Offer pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The full text of the written opinions of the Financial Advisors, which describe the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by the Financial Advisors in preparing their respective opinions, are annexed to the Schedule 14D-9. Stockholders are urged to read the full text of those opinions carefully and in their entirety.

How long do I have to decide whether to tender in the Offer?

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you must comply with the procedures described in this Offer to Purchase and the Letter of Transmittal, as applicable, by the Expiration Time. The term "Expiration Time" means 5:00 p.m., New York City time, on April 20, 2017, unless the Offeror has extended the Offer, in which event the term "Expiration Time" means the latest time and date at which the Offer, as so extended by the Offeror, will expire, or the Offer is earlier terminated.

        If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer and you cannot deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution") may guarantee that the missing items will be received by the Depositary and Paying Agent within three NASDAQ Global Select Market ("NASDAQ") trading days. For the tender to be valid, however, the Depositary and Paying Agent must receive the missing items within such three-trading-day period. See Section 1—"Terms of the Offer" and Section 3—"Procedures for Tendering Shares."

        Beneficial owners of Shares holding their Shares through nominees should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners holding Shares through a broker, dealer, commercial bank, trust company or other nominee and who wish to participate in the Offer should contact their nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Offer may be extended as follows:

  •
  if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, in order to permit the satisfaction of such Offer Conditions, the Offeror is required to extend the Offer on one or more occasions in consecutive periods of five business days each (or such other duration as Parent and Air Methods may agree) but not beyond July 12, 2017 (as such date may be extended in limited circumstances described in the Merger Agreement, the "Termination Date") (unless Parent or the Offeror is not then permitted to terminate the Merger Agreement in accordance with its terms because Parent or the Offeror is in breach of its representations and warranties set forth in the Merger Agreement or has failed to perform any of its covenants, obligations or agreements under the Merger Agreement, thereby causing the Offer to not have closed on or before the Termination Date, in which case, the Offeror will be required to extend the Offer beyond the Termination Date);

  •
  the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of NASDAQ;

  •
  if, at the then-scheduled Expiration Time, Air Methods brings or has brought any Legal Action to enforce specifically the performance of the terms and provisions of the Merger Agreement by

    Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action (but not beyond the Termination Date); and

  •
  the Offeror may, in its sole discretion, extend the Offer on up to three occasions in consecutive increments of five business days or such other duration as may be agreed by Parent and Air Methods (but not later than the Termination Date) if, at the then-scheduled Expiration Time, (1) the full amount of the Debt Financing (as defined below) has not been funded and will not be available to be funded at the Offer Closing and at the consummation of the Merger (the "Closing") and (2) Parent and Offeror acknowledge and agree in writing that, if all Offer Conditions had been satisfied at the then scheduled Expiration Time, Air Methods would have been entitled to terminate the Merger Agreement and receive the Parent Termination Fee (as defined below).

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and Paying Agent for the Offer, of that fact and will make a public announcement of the extension no later than 9:00 A.M., New York City time, on the business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as soon as practicable following the Offer Closing without a subsequent offering period.

Have any stockholders already agreed to tender their Shares in the Offer?

        No. We have not previously entered into any agreements with any of Air Methods' stockholders with respect to their tender of Shares into the Offer. However, Air Methods has informed us that (a) as of March 20, 2017, the executive officers and directors of Air Methods collectively beneficially owned 3,000,845 Shares (excluding Shares issuable upon exercise of Company Options, Company Restricted Shares, Company RSUs and Company PSUs (each as defined below)), representing approximately 8.2% of the then-outstanding Shares and (b) to its knowledge, after making reasonable inquiry, each of Air Methods' executive officers and directors currently intends to tender, or cause to be tendered, all Shares held of record or beneficially owned by such holder pursuant to the Offer.

How do I tender my Shares?

        If you wish to accept the Offer and:

  •
  you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered in accordance with the procedures described in this Offer to Purchase and the Letter of Transmittal;

  •
  you are a record holder (i.e., a stock certificate has been issued to you and registered in your name or your Shares are registered in "book entry" form in your name with Air Methods' transfer agent), you must deliver the stock certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, to the Depositary and

    Paying Agent. These materials must reach the Depositary and Paying Agent before the Offer expires; or

  •
  you are a record holder, but your stock certificate is not available or you cannot deliver it to the Depositary and Paying Agent before the Offer expires, you may be able to obtain three additional NASDAQ trading days to tender your Shares using the enclosed Notice of Guaranteed Delivery.

        See the Letter of Transmittal and Section 3—"Procedures for Tendering Shares" for more information.

May I withdraw Shares I previously tendered in the Offer? Until what time may I withdraw tendered Shares?

        Yes. You may withdraw previously tendered Shares any time prior to the Expiration Time, and, if not previously accepted for payment, at any time after May 21, 2017, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, by following the procedures for withdrawing your Shares in a timely manner. To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary and Paying Agent for the Offer, while you have the right to withdraw the Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—"Withdrawal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, net of applicable withholding taxes and without interest.

        Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

        Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of Air Methods will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 7—"Certain Effects of the Offer."

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—"Appraisal Rights."

If the Offer is completed, will Air Methods continue as a public company?

        No. Following the purchase of Shares tendered, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer and no stockholder vote by the stockholders of Air Methods will be required in connection with the consummation of the Merger. If the Merger occurs, Air Methods will no longer be publicly owned. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive, as a result of the Merger, the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.

What are your plans for Air Methods after the Merger?

        We expect that, following consummation of the Merger and the other transactions contemplated by the Merger Agreement, the operations of Air Methods, the surviving corporation in the Merger (the "Surviving Corporation"), will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation's business, other than in connection with Air Methods' current strategic planning.

        Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents."

What is the market value of my Shares as of a recent date?

        The Offer Price of $43.00 per Share represents a premium of approximately 20.4% over the closing price of $35.70 per Share reported on NASDAQ on January 31, 2017, the last full trading day prior to press speculation regarding a sale, as further described in Section 10—"Background of the Offer; Contacts with Air Methods". The Offer Price of $43.00 per Share represents a premium of approximately 3.9% over the closing price of the Shares on March 13, 2017 (the last trading day before public announcement of the Merger Agreement); and a 24.7% premium to the volume weighted average price for the Shares over the 30-day period ended January 31, 2017.

        We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6—"Price Range of Shares; Dividends."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer, as set forth in Section 13—"Conditions of the Offer," are satisfied or, to the extent permitted, waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount in cash equal to the number of Shares you tendered multiplied by $43.00, net of applicable withholding taxes and without interest, promptly following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

What are the U.S. federal income tax consequences of participating in the Offer or the Merger?

        A U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") that disposes of Shares pursuant to the Offer or the Merger generally will recognize capital gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger.

        We believe that Air Methods is not a "U.S. real property holding corporation" within the meaning of Section 897 of the Code (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences"). Assuming this to be the case, a Non-U.S. Holder (as defined in Section 5—"Certain U.S. Federal Income Tax Consequences") generally will not be subject to U.S. federal income tax on gain recognized on the disposition of Shares pursuant to the Offer or the Merger; provided that (a) the gain is not effectively connected with the conduct of a trade or business by the Non-U.S. Holder in the United States and (b) in the case of a Non-U.S. Holder that is an individual, the Non-U.S. Holder is not present in the United States for 183 days or more during the taxable year of the disposition.

        If, contrary to our belief, Air Methods is or has been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period of its Shares and such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period, such Non-U.S. Holder may be subject to U.S. federal income tax on any gain recognized upon the disposition of Shares pursuant to the Offer or the Merger. See Section 5—"Certain U.S. Federal Income Tax Consequences" of this Offer to Purchase.

        Air Methods' stockholders are urged to read carefully Section 5—"Certain U.S. Federal Income Tax Consequences" and to consult their own tax advisors as to the tax consequences applicable to them in their particular circumstances of exchanging their Shares pursuant to the Offer or exchanging Shares pursuant to the Merger, including the consequences under any applicable state, local, non-U.S. or other tax laws. See Section 5—"Certain U.S. Federal Income Tax Consequences."

What will happen to my stock options in the Offer and the Merger?

        Company Options are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Company Option that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger, will be automatically canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, net of applicable withholding taxes and without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of shares of Shares subject to such Company Option immediately before the Effective Time. "Option Consideration" means the excess, if any, of the Offer Price over the per share exercise price of the applicable Company Option. Any such Company Option with a per share exercise price that is equal to or greater than the Offer Price will be canceled for no consideration.

What will happen to my shares of time-based restricted stock, restricted units and performance-based units in the Offer and the Merger?

        Company Restricted Shares, Company RSUs and Company PSUs are not sought in or affected by the Offer. However, pursuant to the terms of the Merger Agreement, at the Effective Time:

  •
  each Company Restricted Share that is outstanding immediately before the Effective Time, by virtue of the Merger, will vest automatically and all restrictions thereon will lapse in full as of immediately before the Effective Time; and each such Company Restricted Share will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the right to receive the Offer Price (the "Merger Consideration");

  •
  each Company RSU that is outstanding immediately before the Effective Time, by virtue of the Merger, will vest automatically and all restrictions thereon will lapse in full as of immediately before the Effective Time; and each such Company RSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the Merger Consideration multiplied by the aggregate number of Shares subject to such Company RSU immediately before the Effective Time; and

  •
  each Company PSU that is outstanding immediately before the Effective Time, by virtue of the Merger, will vest automatically and all restrictions thereon will lapse for such Company PSU as of immediately before the Effective Time; and each such Company PSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the Merger

    Consideration multiplied by the aggregate number of Shares subject to such Company PSU immediately before the Effective Time and based on the performance of Air Methods. For purposes of vesting, the assumed performance for purposes of calculating vesting will be the greater of target level (as defined in the Merger Agreement) and actual performance measured through the Effective Time.

Whom can I contact if I have questions about the Offer?

        For further information, you can call DF King & Co., Inc., the Information Agent for the Offer. Banks and Brokerage Firms, please call: (212) 269-5550. Stockholders and all others call toll-free: (800) 859-8511.

To: Holders of Shares of Common
Stock of Air Methods:

 Introduction

        ASP AMC Merger Sub, Inc., a Delaware corporation (the "Offeror") and a wholly-owned subsidiary of ASP AMC Intermediate Holdings, Inc., a Delaware corporation ("Parent"), which is beneficially owned by certain affiliated funds managed by American Securities LLC ("American Securities"), hereby offers to purchase all of the outstanding shares (the "Shares") of common stock, par value $0.06 per share (the "Common Stock"), of Air Methods Corporation, a Delaware corporation ("Air Methods"), at a purchase price of $43.00 per Share, net to the holders thereof, payable in cash (the "Offer Price"), net of applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (the "Letter of Transmittal" which, together with any permitted amendments or supplements thereto, collectively constitute the "Offer"). Air Methods has informed us that (a) as of March 20, 2017, the executive officers and directors of Air Methods collectively beneficially owned 3,000,845 Shares (excluding Shares issuable upon exercise of Company Options and Shares issuable with respect to Company Restricted Shares, Company RSUs and Company PSUs (each as defined in the Company Equity Plan (as defined below)), representing approximately 8.2% of the then-outstanding Shares and (b) to its knowledge, after making reasonable inquiry, each of Air Methods' executive officers and directors currently intends to tender, or cause to be tendered, all Shares held of record or beneficially by such holder pursuant to the Offer.

        The Offer is being made in connection with the Agreement and Plan of Merger, dated as of March 14, 2017, by and among Air Methods, Parent and the Offeror (as it may be amended from time to time, the "Merger Agreement"), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Offeror will merge with and into Air Methods, with Air Methods surviving as a wholly-owned subsidiary of Parent (the "Merger"). As a result of the Merger, the Shares will cease to be publicly traded, and Air Methods will become a wholly-owned subsidiary of Parent. Parent and the Offeror are beneficially owned by certain affiliated funds managed by American Securities. The Offer, the Mergers and the other transactions contemplated by the Merger Agreement, but excluding, in any event, the Financing (as defined in Section 12—"Sources and Amount of Funds" below), are collectively referred to in this Offer to Purchase as the "Transactions".

        If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC as depositary and paying agent, you will not be obligated to pay brokerage fees or commissions on the purchase of Shares by the Offeror. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee, you should check with your broker, dealer, commercial bank, trust company or other nominee as to whether they charge any service fees.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among others things, the following: (a) the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been "received," as defined by Section 251(h)(6) of the General Corporation Law of the State of Delaware (the "DGCL")), together with any Shares then owned by the Offeror, representing at least one Share more than 50% of the then-outstanding Shares (the "Minimum Condition"); (b) the expiration or termination of any applicable waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) the absence of any order issued by a governmental authority or an applicable law that makes the Offer or the Merger illegal or otherwise prevent the consummation thereof; (d) the representations and warranties of Air Methods (i) set forth in Section 3.12(b) (Absence of Certain Changes) of the Merger Agreement must be true and correct in all respects as of the Expiration Time (as defined below) with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8(a) and (d) (Capitalization) of the Merger Agreement must be true and correct in all respects (except for de minimis inaccuracies) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.3 (Corporate Authorization), Section 3.4 (Enforceability), the second sentence of Section 3.5 (subsidiaries), Sections 3.8(b), (c), (e), (f) and (g) (Capitalization), Section 3.28 (Opinion of Financial Advisors) and Section 3.29 (Brokers) of the Merger Agreement must be true and correct in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Merger Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii) of this paragraph (d), must be true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" (as defined below) and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have a Company Material Adverse Effect (the "Representations Condition"); (e) Air Methods' performance or compliance with its obligations, agreements and covenants as required under the Merger Agreement in all material respects (the "Covenants Condition"); (f) the absence, since the date of the Merger Agreement, of any fact, state of facts, change, event, development, circumstance, occurrence or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect (the "MAE Condition"); (g) the Merger Agreement not having been terminated; and (h) the completion of a 17 consecutive business day marketing period for the Offeror's debt financing as described in Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents" (the "Marketing Period") for the debt financing described in Section 12—"Sources and Amount of Funds" (the "Debt Financing") in accordance with the Merger Agreement. The Offer is also subject to certain other terms and conditions. See Section 13—"Conditions of the Offer."

        The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on April 20, 2017 or, if the Offer has been extended pursuant to and in accordance with the Merger Agreement, the date and time to which the Offer has been so extended. See Section 1—"Terms of the Offer," Section 13—"Conditions of the Offer" and Section 15—"Certain Legal Matters; Regulatory Approvals."

        The board of directors for Air Methods (the "Air Methods Board") has (a) determined that the Transactions, including the Merger, are fair to and in the best interests of Air Methods and its stockholders, (b) approved the Merger Agreement and the Transactions (including the execution, delivery and performance thereof) and declared it advisable that Air Methods enter into the Merger Agreement and consummate the Transactions in accordance with the DGCL, (c) resolved that the Merger Agreement and the Merger will be governed by and effected under Section 251(h) of the DGCL and (d) resolved to recommend that Air Methods' stockholders accept the Offer and tender their Shares in the Offer.

        For factors considered by the Air Methods Board in connection with making its recommendation, see Item 4 of Air Methods' Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the U.S. Securities and Exchange Commission (the "SEC"), a copy of which (without certain exhibits) is being furnished to Air Methods' stockholders concurrently herewith under the heading "Reasons for Recommendation of the Board."

        The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger"), in accordance with the relevant provisions of the DGCL. The Merger will become effective upon filing of the Certificate of Merger or at such later date or time as Parent and Air Methods may agree and specify in the Certificate of Merger (the "Effective Time"). At the Effective Time, each issued and outstanding Share (other than (i) Shares owned by Air Methods as treasury stock, or owned by Parent or the Offeror (including any Shares acquired by the Offeror in the Offer), in each case, both at the commencement of the Offer and immediately before the Effective Time (collectively, the "Excluded Shares"), and (ii) Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive an amount in cash equal to the Offer Price (as defined below), net of applicable withholding taxes and without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents."

        Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a public Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least such percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation's certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation may effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time (as defined below), together with the Shares then owned by the Offeror, is one Share more than 50% of the outstanding Shares, the Offeror will not seek the approval of Air Methods' remaining public stockholders before effecting the Merger. Section 251(h) also requires that the Merger Agreement provide that such merger will be effected as soon as practicable following the consummation of the tender offer. Therefore, Air Methods, Parent and the Offeror have agreed that, subject to the conditions specified in the Merger Agreement, the Merger will become effective as soon as practicable after the consummation of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents."

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price or the Merger Consideration (in each case, net of applicable withholding taxes and without interest), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—"Appraisal Rights."

        Goldman Sachs & Co. and Centerview Partners LLC (collectively, the "Financial Advisors"), the financial advisors to the Air Methods Board, each delivered oral opinions to the Air Methods Board on March 13, 2017, and subsequently confirmed by delivery of a written opinion from each of the Financial Advisors dated as of March 14, 2017 that, as of such date and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Goldman Sachs and Centerview as set forth in the written opinions, the per Share price of $43.00 per Share to be paid to the holders of Shares (other than as specified in such opinion) in the Offer pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. The full text of the written opinion of the Financial Advisors, which describes the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by the Financial Advisors in preparing its opinion, will be included as an annex to the Schedule 14D-9. Stockholders are urged to read the full text of that opinion carefully and in its entirety.

        The Offeror has engaged American Stock Transfer & Trust Company, LLC to act as the depositary and paying agent for the Offer (the "Depositary and Paying Agent"). The Offeror has engaged DF King & Co., Inc. to act as information agent for the Offer (the "Information Agent"). The Merger Agreement provides that Air Methods will pay all fees and expenses of the Depositary and Paying Agent.

        Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for copies of this Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery may be directed to the Information Agent. Such copies will be furnished promptly at the Offeror's expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

        This Offer to Purchase, the related Letter of Transmittal and the other documents referred to in this Offer to Purchase contain important information and such documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

 The Tender Offer

1.     Terms of the Offer

        Upon the terms and subject to the satisfaction or, to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we have agreed in the Merger Agreement to accept for payment and pay for all Shares validly tendered and not validly withdrawn by the Expiration Time in accordance with the procedures described in Section 4—"Withdrawal Rights." The term "Expiration Time" means 5:00 p.m., New York City time, on April 20, 2017, unless the Offeror, in accordance with the Merger Agreement, has extended the Offer, in which event the term "Expiration Time" means the latest time and date at which the offering period of the Offer, as so extended by the Offeror, will expire. For purposes of the Offer, as provided under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), a "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and the other conditions described in Section 13—"Conditions of the Offer" (the "Offer Conditions"). The Offeror may, subject to the terms and conditions of the Merger Agreement, terminate the Offer without purchasing any Shares if the conditions described in Section 13 are not satisfied or waived. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents—The Merger Agreement—Conditions to the Consummation of the Merger—Termination."

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (other than the Minimum Condition) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Air Methods, (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (e) modify or amend any existing Offer Condition in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or the Offeror to consummate the Offer, (f) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (g) provide for any "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares or in any manner that delays or unreasonably interferes with, hinders or impairs the consummation of the Offer. The Offer may not be terminated prior to its scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with its terms.

        The Merger Agreement provides, among other things, that with respect to the Offer Price and Merger Consideration, if at any time on or after the date of the Merger Agreement and at or prior to the time the Offeror accepts Shares for payment, there is any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Common Stock, the Offer Price and the Merger Consideration will be adjusted appropriately and proportionately to provide to the holders of the Shares the same economic effect as contemplated by the Merger Agreement prior to such action.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer will be extended as follows: (a) if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, in order to permit the satisfaction of such Offer Conditions, the Offeror is required to extend the Offer on one or more occasions in consecutive periods of five business days each (or such other duration as Parent and Air Methods may agree) but not beyond July 12, 2017 (as such date may be extended in limited circumstances described in the Merger Agreement, the "Termination Date") (unless Parent or the Offeror is not then permitted to terminate the Merger Agreement in accordance with its terms because Parent or the Offeror is in breach of its representations and warranties set forth in the Merger Agreement or has failed to perform any of its covenants, obligations or agreements under the Merger Agreement, thereby causing the Offer to not have closed on or before the Termination Date, in which case, the Offeror will be required to extend the Offer beyond the Termination Date); (b) the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of NASDAQ; and (c) if, at the then-scheduled Expiration Time, Air Methods brings or has brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action (but not beyond the Termination Date).

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms (in which case the Offer would also expire at that time), the Offeror may, in its sole discretion, extend the Offer on up to three occasions in consecutive increments of five business days or such other duration as may be agreed by Parent and Air Methods (but not later than the Termination Date) if, at the then-scheduled Expiration Time, (1) the full amount of the Debt Financing (as defined below) has not been funded and will not be available to be funded at the consummation of the Offer (the "Offer Closing") and at the consummation of the Merger (the "Closing") and (2) Parent and Offeror acknowledge and agree in writing that, if all Offer Conditions had been satisfied at the then scheduled Expiration Time, Air Methods would have been entitled to terminate the Merger Agreement and receive the Parent Termination Fee.

        There can be no assurance that the Offeror will exercise any right to extend the Offer or that the Offeror will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously validly tendered and not validly withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4—"Withdrawal Rights."

        If, subject to the terms of the Merger Agreement, the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, or otherwise. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date a material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of 10 business days may be required to allow for adequate dissemination and investor response. Accordingly, if prior to the Expiration Time the Offeror decreases the number of Shares being sought or changes the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of that increase or change is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of that 10th business day.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the expiration of the Offer, any of the Offer Conditions set forth in

Section 13—"Conditions of the Offer" have not been satisfied or upon the occurrence of any of the events set forth in Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents—The Merger Agreement—Conditions to the Consummation of the Merger—Termination." Under certain circumstances, Parent and the Offeror may terminate the Merger Agreement and the Offer, but Parent and the Offeror are prohibited from terminating the Offer prior to any then-scheduled Expiration Time without the prior written consent of Air Methods, in its sole discretion, unless the Merger Agreement has been terminated in accordance with its terms.

        The Offeror expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." See Section 13—"Conditions of the Offer". The reservation by the Offeror of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires the Offeror to pay the consideration offered or to return Shares deposited by or on behalf of tendering stockholders promptly after the termination or withdrawal of the Offer.

        Any extension of the Offer, waiver, amendment of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, the announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the obligations of the Offeror under those rules or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release to a national news service and making any appropriate filings with the SEC.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Air Methods' stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies or other nominees whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the terms of the Merger Agreement, the terms and conditions of any such extension or amendment), including satisfaction or waiver of all of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, immediately following the Expiration Time, irrevocably accept for payment, and, within three business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, the Offeror reserves the right to delay acceptance for payment of, or payment for, Shares, pending receipt of the regulatory or governmental approvals specified in Section 15—"Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see Section 15—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary and Paying Agent of (a) certificates representing those Shares or confirmation of the book-entry transfer of those Shares into the Depositary and Paying Agent's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," (b) a Letter of Transmittal (or, with respect to a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an "Eligible Institution"), a manually executed facsimile thereof or an Agent's Message (as defined in Section 3—"Procedures for Tendering Shares" below)), properly completed and duly executed, with any required signature guarantees and (c) any other documents required by the Letter of Transmittal. See Section 3—"Procedures for Tendering Shares." Accordingly, tendering stockholders may be paid, at different times, depending upon when certificates or book-entry transfer confirmations with respect to their Shares are actually received by the Depositary and Paying Agent.

        For purposes of the Offer, the Offeror will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not validly withdrawn if and when the Offeror gives oral or written notice to the Depositary and Paying Agent of its acceptance for payment of those Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary and Paying Agent, which will act as agent for the tendering stockholders for purposes of receiving payments from the Offeror and transmitting those payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

        Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

        If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for those unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary and Paying Agent's account at DTC pursuant to the procedures set forth in Section 3—"Procedures for Tendering Shares," those Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

        If, prior to the Expiration Time, the Offeror increases the consideration offered to holders of Shares pursuant to the Offer, that increased consideration will be paid to holders of all Shares that are tendered pursuant to the Offer, whether or not those Shares were tendered prior to that increase in consideration.

3.     Procedures for Tendering Shares

        Valid Tender of Shares.    Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase prior to the Expiration Time and either (1) certificates representing Shares tendered must be delivered to the Depositary and Paying Agent or (2) those Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of that delivery received by the Depositary and Paying Agent (which confirmation must include an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Time, or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and Paying Agent and forming a part of a Book-Entry Confirmation (as defined below), which states that (x) DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of that Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and (y) the Offeror may enforce that agreement against the participant.

        Book-Entry Transfer.    The Depositary and Paying Agent has agreed to establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's systems may make a book-entry transfer of Shares by causing DTC to transfer those Shares into the Depositary and Paying Agent's account in accordance with DTC's procedures for that transfer using DTC's ATOP system. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary and Paying Agent at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary and Paying Agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

        Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Depositary and Paying Agent.

        Signature Guarantees and Stock Powers.    Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith, the owners' powers are not signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity and such registered owner has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if those Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are held through a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

        If certificates representing Shares are forwarded separately to the Depositary and Paying Agent, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates.

        Guaranteed Delivery.    A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary and Paying Agent prior to the Expiration Time, may tender those Shares by satisfying all of the requirements set forth below:

  •
  the tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror, is received by the Depositary and Paying Agent (as provided below) prior to the Expiration Time; and

  •
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all those Shares), together with a properly completed and duly executed Letter of Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary and Paying Agent within three trading days after the date of execution of the Notice of Guaranteed Delivery. A "trading day" is any day on which the NASDAQ is open for business.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted via facsimile transmission or mailed to the Depositary and Paying Agent and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery made available by the Offeror. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary and Paying Agent by a participant by means of the confirmation system of DTC.

        Shares tendered by a Notice of Guaranteed Delivery or other guaranteed delivery procedure will not be deemed validly tendered for any purpose, including for purposes of satisfying the Minimum Condition, and the Offeror will be under no obligation to make any payment for such Shares, unless and until Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary and Paying Agent in settlement or satisfaction of such guarantee.

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering stockholder. Delivery of all those documents will be deemed made, and risk of loss of the certificate representing Shares will pass, only when actually received by the Depositary and Paying Agent (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If the delivery is by mail, it is recommended that all those documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares (pursuant to any one of the procedures described above) will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender, sell, transfer and assign the Shares tendered, as specified in the Letter of Transmittal (and any and all other Shares or other securities issued or issuable in respect of such Shares), and that when the Offeror accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Offeror's acceptance for payment of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Other Requirements.    Notwithstanding any provision of this Offer to Purchase, the Offeror will pay for Shares pursuant to the Offer only after timely receipt by the Depositary and Paying Agent of (a) certificates for (or a timely Book-Entry Confirmation with respect to) those Shares, (b) a Letter of

Transmittal (or, with respect to Eligible Institutions, a manually executed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates or Book-Entry Confirmations with respect to their Shares are actually received by the Depositary and Paying Agent. Under no circumstances will interest be paid by the Offeror on the purchase price of Shares, regardless of any extension of the Offer or any delay in making that payment.

        Binding Agreement.    The acceptance for payment by the Offeror of Shares (tendered pursuant to one of the procedures described above) will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

        Irrevocable Appointment as Proxy.    By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder irrevocably appoints designees of the Offeror as that stockholder's true and lawful agent and attorney-in-fact and proxies, each with full power of substitution and re-substitution, to the full extent of that stockholder's rights with respect to the Shares tendered by that stockholder and accepted for payment by the Offeror and with respect to any and all other Shares or other securities issued or issuable in respect of those Shares on or after the date of the Merger Agreement. Such proxies and powers of attorney will be irrevocable and deemed to be coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Shares tendered by the stockholder as provided herein. Upon the effectiveness of the appointment, all prior powers of attorney, proxies and consents given by that stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Upon the effectiveness of the appointment, the Offeror's designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of that stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of Air Methods' stockholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Offeror's payment for those Shares, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to those Shares, including voting at any meeting of stockholders or executing a written consent concerning any matter.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Offeror (which may delegate such power, in whole or in part, to the Depositary and Paying Agent) in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Offeror's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

        No alternative, conditional or contingent tenders will be accepted.

4.     Withdrawal Rights

        A stockholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Time and, if not previously accepted for payment, at any time after May 21, 2017, the date that is 60 days after the date of the commencement of the Offer, pursuant to SEC regulations, but only in accordance with the procedures described in this Section 4; otherwise, the tender of Shares pursuant to the Offer is irrevocable.

        For a withdrawal of Shares to be effective, a written or, with respect to Eligible Institutions, facsimile transmission, notice of withdrawal with respect to the Shares must be timely received by the Depositary and Paying Agent at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered those Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless those Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary and Paying Agent, the name of the registered owner and the serial numbers shown on those certificates must also be furnished to the Depositary and Paying Agent prior to the physical release of those certificates. If a stockholder tenders Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, the stockholder must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of those Shares.

        If the Offeror extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment Shares pursuant to the Offer for any reason, then, without prejudice to the Offeror's rights under this Offer, the Depositary and Paying Agent may nevertheless, on behalf of the Offeror, retain tendered Shares, and those Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

        Withdrawals of tenders of Shares may not be rescinded, and any Shares validly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3—"Procedures for Tendering Shares" at any time prior to the Expiration Time.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Offeror (which may delegate such power in whole or in part to the Depositary and Paying Agent), in its sole and absolute discretion, which determination will be final and binding absent a finding to the contrary by a court of competent jurisdiction. The Offeror also reserves the absolute right to waive any defect or irregularity in the notice of withdrawal of any particular stockholder whether or not similar defects or irregularities are waived in the case of any other stockholder. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, the Offeror or any of their respective affiliates or assigns, the Depositary and Paying Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give that notification.

5.     Certain U.S. Federal Income Tax Consequences

        The following summary describes the material U.S. federal income tax consequences to beneficial holders of Shares with respect to the disposition of Shares pursuant to the Offer or the Merger. It addresses only holders that hold Shares as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        The following summary does not purport to be a complete analysis of all of the potential U.S. federal income tax considerations that may be relevant to particular holders in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, mutual funds, insurance companies, tax-exempt entities, qualified retirement plans or other tax deferred accounts, holders that own or have owned more than 5% of the Shares by vote or value (whether those Shares are or were actually or constructively owned), regulated investment companies, real estate mortgage investment conduits, real estate investment trusts, common trust funds, holders subject to the alternative minimum tax, corporations that accumulate earnings to avoid U.S. federal income tax, persons holding Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, U.S. Holders (as defined below) that have a "functional currency" other than the U.S. dollar, U.S. expatriates, dissenting stockholders, and persons that acquired Shares in a compensatory transaction. In addition, this summary does not address persons that hold an interest in a partnership, S corporation or other pass-through entity that holds Shares, or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction or U.S. federal non-income tax considerations (e.g., the federal estate or gift tax), or the application of the Medicare tax on net investment income under Section 1411 of the Code.

        The following is based on the provisions of the Code, final, proposed and temporary Treasury regulations promulgated under the Code ("Treasury Regulations"), administrative rulings and other guidance, and court decisions, in each case as in effect on the date of this Offer to Purchase, all of which are subject to change, possibly with retroactive effect.

        As used herein, the term "U.S. Holder" means a beneficial owner of Shares that is, for U.S. federal income tax purposes, (a) a citizen or individual resident of the United States; (b) a corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (d) a trust if (1) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (2) the trust has properly elected under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        A "Non-U.S. Holder" is a beneficial owner of Shares, other than a partnership or an entity classified as a partnership for U.S. federal income tax purposes that is not a U.S. Holder.

        The tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) generally will depend on the status or activities of the partner or the partnership. Partnerships that are beneficial owners of Shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax considerations applicable to them with respect to the disposition of Shares pursuant to the Offer or the Merger.

        This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular holder. Because individual circumstances may vary, holders of Shares should consult their own tax advisors as to the tax consequences of the Offer and the Merger to a beneficial holder of Shares in their particular circumstances, including the application of any state, local or non-U.S. tax laws and any changes in such laws.

Receipt of Cash Pursuant to the Offer or the Merger

U.S. Holders

        A U.S. Holder that disposes of Shares pursuant to the Offer or the Merger generally will recognize gain or loss equal to the difference between the cash that the U.S. Holder receives pursuant to the Offer or the Merger and the U.S. Holder's adjusted tax basis in the Shares disposed of pursuant to the Offer or the Merger, respectively. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) disposed of pursuant to the Offer or the Merger. Such recognized gain or loss will generally constitute capital gain or loss, and will be long-term capital gain or loss if the Shares disposed of in the Offer or the Merger are held for more than one year. Certain non-corporate U.S. Holders may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

        In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for the disposition of Shares pursuant to the Offer or the Merger unless:

  •
  the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder);

  •
  the Non-U.S. Holder is an individual and is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

  •
  Air Methods is or has been a "U.S. real property holding corporation" within the meaning of Section 897 of the Code for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period for its Shares and such Non-U.S. Holder beneficially owned more than 5% of the Shares at any time during such period. Air Methods does not believe it is or has been a U.S. real property holding corporation during the preceding five years and, although there can be no assurance, does not anticipate becoming one prior to the Merger.

        Gain that is described in the first bullet point immediately above generally will be subject to U.S. federal net income taxation at regular graduated U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) also may apply to its effectively connected earnings and profits. An individual Non-U.S. Holder described in the second bullet point immediately above generally will be subject to U.S. federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition of Shares pursuant to the Offer or the Merger, which may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States), provided that the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. Any gain that is described in the third bullet point immediately above if Air Methods was or is a "U.S. real property holding corporation" generally would be subject to U.S. federal income tax in the same manner as described above with respect to gain described in the first bullet point. Each Non-U.S. Holder is urged to consult its tax advisor regarding the manner in which gain or loss should be calculated as a result of the Offer or the Merger.

Information Reporting and Backup Withholding Tax

        Payments made to holders of Shares in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding (currently at a rate of 28%). To avoid backup withholding, U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should properly complete and return IRS Form W-9 included in the Letter of Transmittal, certifying that such holder is a U.S. person within the meaning of Section 7701(a)(30) of the Code, the taxpayer identification number provided is correct, and that such holder is not subject to backup withholding. Non-U.S. Holders that do not otherwise establish an exemption in a manner satisfactory to the Depositary and Paying Agent should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary and Paying Agent, in order to avoid backup withholding. Non-U.S. Holders should consult their own tax advisors to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability, provided the required information is timely furnished in the appropriate manner to the Internal Revenue Service (the "IRS").

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES TO HOLDERS OF SHARES WITH RESPECT TO THE DISPOSITION OF SHARES PURSUANT TO THE OFFER OR THE MERGER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES APPLICABLE TO THEM IN THEIR PARTICULAR CIRCUMSTANCES

6.     Price Range of Shares; Dividends

        The Shares are listed on the NASDAQ under the symbol "AIRM". The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share on the NASDAQ as reported by published financial sources with respect to periods occurring in fiscal years 2014, 2015, 2016 and 2017:

Fiscal Year	High	Low
2014:
First Quarter	$57.85	$50.35
Second Quarter	$56.58	$45.30
Third Quarter	$59.81	$49.96
Fourth Quarter	$56.85	$41.08
2015:
First Quarter	$53.47	$41.10
Second Quarter	$48.00	$40.17
Third Quarter	$42.65	$34.09
Fourth Quarter	$45.37	$33.32
2016:
First Quarter	$40.12	$34.55
Second Quarter	$40.49	$33.41
Third Quarter	$38.48	$31.11
Fourth Quarter	$33.85	$24.75
2017:
First Quarter (through March 22, 2017)	$43.95	$31.50

        The Offer Price of $43.00 per Share represents a premium of approximately 20.4% over the closing price of $35.70 per Share reported on NASDAQ on January 31, 2017, the last full trading day prior to press speculation regarding a sale, as further described in Section 10—"Background of the Offer; Contacts with Air Methods". The Offer Price of $43.00 per Share represents a premium of approximately 3.9% over the closing price of the Shares on March 13, 2017 (the last trading day before public announcement of the Merger Agreement); and a 24.7% premium to the volume weighted average price for the Shares over the 30-day period ended January 31, 2017. On March 22, 2017, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the NASDAQ was $42.90 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Air Methods has not paid any cash dividends on its Common Stock for the past four fiscal years. Under the terms of the Merger Agreement, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Air Methods is not permitted, without the prior written consent of Parent, to establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution or transfer in respect of, any shares of its capital stock or other equity or voting interests other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Air Methods to its direct or indirect parent. See Section 14—"Dividends and Distributions."

7.     Certain Effects of the Offer

        If, as a result of the Offer, the Offeror owns Shares representing at least one Share more than 50% of the then outstanding Shares, Parent, the Offeror and Air Methods will, subject to the satisfaction or waiver of the remaining conditions set forth in the Merger Agreement, consummate the Merger under the provisions of Section 251(h) of the DGCL without prior notice to, or any action by, any other stockholder of Air Methods as soon as practicable following the consummation of the Offer. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for the Shares.    If the Offer is consummated, there will be no market for the Shares because Parent and Offeror intend to consummate the Merger as soon as practicable following the Offer Closing.

        NASDAQ Listing.    The Shares are currently listed on the NASDAQ and trade under the symbol "AIRM". Immediately following the consummation of the Merger (which is expected to occur as soon as practicable following the Offer Closing), the Shares will no longer meet the requirements for continued listing on the NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend to cause Air Methods to delist the Shares from the NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act.

        We intend to seek to cause Air Methods to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Air Methods to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to Air Methods. Furthermore, the ability of "affiliates" of Air Methods and persons holding "restricted securities" of Air Methods to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board's list of "margin securities" or eligible for stock exchange listing.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.     Certain Information Concerning Air Methods

        The summary information set forth below is qualified in its entirety by reference to Air Methods' public filings with the SEC (which may be obtained and inspected as described below under "Additional Information") and should be considered in conjunction with the financial and other information in such filings and other publicly available information. Neither Parent nor Offeror has any knowledge that would indicate that any statements contained in this Offer to Purchase based on such filings and information is untrue. However, neither Parent nor Offeror assumes any responsibility for the accuracy or completeness of the information concerning Air Methods, whether furnished by Air Methods or contained in such filings, or for any failure by Air Methods to disclose events that may have occurred or that may affect the significance or accuracy of any such information but which are unknown to Parent or Offeror.

        General.    Air Methods is a Delaware corporation and the largest provider of air medical emergency transport services and systems throughout the United States of America. The address of Air Methods' principal executive offices and Air Methods' phone number at its principal executive offices are as set forth below:

Air Methods Corporation
7211 South Peoria
Englewood, CO 80112
(303) 792-7400

        In connection with our due diligence review of Air Methods, Air Methods made available to us certain financial information described under the heading "Certain Unaudited Prospective Financial Information of Air Methods" in Item 4.—"The Solicitation or Recommendation" of the Schedule 14D-9.

        Additional Information.    The Shares are registered under the Exchange Act. Accordingly, Air Methods is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Air Methods' directors and officers, their compensation, stock options and restricted stock units granted to them, the principal holders of Air Methods' securities, any material interests of such persons in transactions with Air Methods and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 4, 2016 and distributed to Air Methods' stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Air Methods, that file electronically with the SEC.

9.     Certain Information Concerning the Offeror, Parent and Sponsor

        Holdings, Parent and the Offeror are Delaware corporations. Each of Holdings, Parent and the Offeror was formed on March 6, 2017, in each case, solely for the purpose of completing the Offer and the Mergers and each has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Mergers. Until immediately prior to the time the Offeror purchases Shares pursuant to the Offer, it is not anticipated that Holdings, Parent or the Offeror will have any significant assets or liabilities or engage in activities other than those incidental to their formation, capitalization and the transactions contemplated by the Offer and/or the Merger.

        Holdings is beneficially owned by American Securities Partners VII, L.P., a Delaware limited partnership, American Securities Partners VII(B), L.P., a Delaware limited partnership, and American Securities Partners VII(C), L.P., a Delaware limited partnership (collectively, "Sponsor"), the general partner of which is American Securities Associates VII, LLC, a Delaware limited liability company ("GP"). Sponsor is a private equity fund that invests in equity and debt securities and other business opportunities. American Securities is a New York limited liability company that provides investment advisory services to Sponsor.

        The principal office address of each of Offeror, Parent, Holdings, Sponsor, GP and American Securities is c/o American Securities LLC, 299 Park Avenue, 34th Floor, New York, New York 10171. The telephone number at the principal office is (212) 476-8000.

        Pursuant to an Equity Commitment Letter dated March 14, 2017 (the "Equity Commitment Letter"), each Sponsor has severally (and not jointly) committed up to its pro rata share of $690 million in the aggregate of equity financing to Parent in connection with completion of the Offer and the Merger, subject to the applicable conditions set forth in the Merger Agreement and the Equity Commitment Letter.

        The name, business address, citizenship, present principal occupation and employment history of each of the directors, executive officers and control persons of each of Holdings, Parent, the Offeror and Sponsor are set forth in Schedule A to this Offer to Purchase ("Schedule A"). Except as set forth elsewhere in this Offer to Purchase, (i) none of Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror and Sponsor, any of the entities or persons listed in Schedule A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors), and (ii) none of Holdings, Parent, the Offeror, Sponsor or, to the best of their knowledge, any of the entities or persons listed in Schedule A has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

          (i)  None of Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror and Sponsor, any of the entities or persons listed in Schedule A, beneficially owns or has a right to acquire any Shares or any other equity securities of Air Methods, and (ii) none of Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror, and Sponsor, any of the entities or persons referred to in clause (i) above, has effected any transaction in Shares or any other equity securities of Air Methods during the past 60 days.

        Except as set forth elsewhere in this Offer to Purchase, (i) none of Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror and Sponsor, any of the entities or persons listed on Schedule A, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Air Methods, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies, (ii) during the two years prior to the date of this Offer to Purchase, there have been no transactions that would require reporting under the rules and regulations of the SEC between Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror and Sponsor, any of the entities or persons listed in Schedule A, on the one hand, and Air Methods or any of its executive officers, directors and/or affiliates, on the other hand, and (iii) there have been no contracts, negotiations or transactions between Holdings, Parent, the Offeror, Sponsor or, to the knowledge of each of Holdings, Parent, the Offeror and Sponsor, any of the entities or persons listed in Schedule A, on the one hand, and Air Methods or any of its executive officers, directors and/or affiliates, on the other hand concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. Parent has had preliminary discussions with the Chief Executive Officer of Air Methods about potentially investing in Parent in connection with the closing of the Transaction. The terms of such investment have not yet been discussed and there is currently no commitment to make such an investment or to accept such subscription.

        None of Holdings, Parent, the Offeror, or Sponsor has made arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense.

        Pursuant to Rule 14d-3 under the Exchange Act, the Offeror, Parent and Sponsor have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a website on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

10.   Background of the Offer; Contacts with Air Methods

        The following is a description of significant contacts between representatives of American Securities, on the one hand, and representatives of Air Methods, on the other hand, that resulted in the execution of the Merger Agreement and commencement of the Offer. The discussion below covers only the key events and does not attempt to describe every communication among the parties. For a review of Air Method's activities relating to the contacts leading to the Merger Agreement, please refer to the Schedule 14D-9, which has been filed with the SEC and is being mailed to its stockholders with this Offer to Purchase.

        American Securities and its affiliates are engaged in making investments in public and private companies, among other activities. In the ordinary course of business, American Securities and its affiliates evaluate strategic opportunities for investment purposes and long-term growth potential, including contacting and where possible maintaining ongoing dialogues with executives at companies which operate in industries in which American Securities and its affiliates are considering making an investment.

        From 2009 through September 2015, representatives of American Securities had periodic, limited contact with representatives of Air Methods in order to discuss industry and market events. Representatives of American Securities also indicated a potential interest in pursuing an acquisition of Air Methods if Air Methods determined to pursue a sale. On each of these occasions, no non-public information regarding Air Methods was provided to American Securities, no price or terms of a potential investment was discussed and all communications remained preliminary and exploratory in nature. Air Methods informed American Securities that it was not interested in pursuing a sale during these contacts.

        On October 20, 2015, J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC ("Voce"), sent a letter to the Air Methods Board, expressing Voce's desire to have Air Methods explore a sale of Air Methods as a means of maximizing shareholder value.

        On November 5, 2015, Air Methods announced on its third quarter 2015 earnings call that Air Methods was assessing the best ways to generate shareholder value and was receiving advice from Goldman Sachs & Co. ("Goldman Sachs") and Bank of America, N.A. in that context. During the period from November 2015 to February 2016, American Securities continued to review Air Methods' publicly available information, but did not engage in any substantive discussions with representatives of Air Methods regarding a potential transaction during this time. On February 25, 2016, Air Methods announced on its fourth quarter 2015 earnings call that it had completed its strategic review and determined that retaining a stand-alone strategy would yield the best long-term value for its shareholders.

        On March 7, 2016, a representative of American Securities had a discussion with a representative of Centerview Partners LLC, who had been hired as an additional financial advisor to Air Methods ("Centerview"), during which the American Securities representative expressed American Securities' interest in engaging in conversations with Air Methods to gain a better understanding of its operations so that American Securities could assess the merits of a potential acquisition of Air Methods.

        On May 6, 2016, a meeting took place between representatives of American Securities, Aaron D. Todd, Chief Executive Officer of Air Methods, and representatives of Centerview at Centerview's New York City office. At this meeting, no non-public information was exchanged. Attendees discussed industry information and the background and history of Air Methods. After this meeting, American Securities continued to perform due diligence on Air Methods based on publicly available information and on May 19, 2016, a representative of American Securities had a call with a representative of Centerview during which that representative expressed continued interest in pursuing an acquisition of Air Methods and also requested permission from Air Methods to reach out to another financial sponsor to discuss the possibility of submitting a joint bid to acquire Air Methods.

        On June 7, 2016, American Securities sent Centerview a one-page summary of investment considerations regarding a potential transaction between Air Methods and American Securities. The summary included American Securities' view of the industry in which Air Methods operates, the advantages of a sale, key diligence requests relating to Air Methods that American Securities would need to evaluate in detail, and American Securities' investment thesis and long term growth strategy. On June 27, 2016, a representative of American Securities had a telephonic conversation with a representative of Centerview during which the American Securities representative reconfirmed American Securities' interest in pursuing a potential transaction and that it was continuing to work with the potential co-investor to potentially submit a joint bid to acquire Air Methods.

        On August 24, 2016, a representative of American Securities called a representative from Centerview to confirm that, based on its conversations with the co-investor, American Securities and the co-investor were interested in jointly pursuing a potential acquisition of Air Methods.

        On September 2, 2016, each of American Securities and the potential co-investor entered into a non-disclosure agreement with Air Methods. However, American Securities was not provided access to non-public information of Air Methods at that time.

        On October 21, 2016, representatives of American Securities and the potential co-investor held a telephonic meeting with representatives of Air Methods to discuss Air Methods' five-year financial forecast, which had been provided on the previous day.

        On October 25, 2016, representatives of American Securities and the potential co-investor with American Securities attended an in-person management presentation in Denver, Colorado, also attended by representatives of Air Methods, Centerview and Goldman Sachs.

        On December 6, 2016, American Securities delivered a non-binding preliminary indication of interest (the "December 6, 2016 Letter") to Centerview and Goldman Sachs regarding a potential acquisition of Air Methods by American Securities (and not the potential co-investor) at a price per Share between $38.00 and $39.00. The proposed price range represented a 17-20% premium over Air Methods' closing price as of December 2, 2016, and a 30-34% premium over Air Methods' then 30-day volume-weighted average stock price. The December 6, 2016 Letter contemplated the use of debt and equity capital to finance a potential transaction, indicated a willingness to consider a tender offer structure and included a request for a 30 day exclusivity period. The December 6, 2016 Letter was, among other things, subject to the satisfactory completion of due diligence and the negotiation of mutually-acceptable transaction documentation.

        On December 12, 2016, American Securities was informed by financial advisors to Air Methods that the Air Methods Board had determined that the proposal set forth in the December 6, 2016 Letter did not adequately value Air Methods and that the Air Methods Board would only consider engaging further with American Securities if it increased its proposed per Share purchase price by a meaningful amount.

        On December 19, 2016, American Securities delivered a revised non-binding indication of interest (the "December 19, 2016 Letter") containing a proposed price range per Share "in the $40's". The December 19, 2016 Letter was otherwise subject to the same terms and conditions as the December 6, 2016 Letter.

        On December 26, 2016, Air Methods granted American Securities and its representatives access to a virtual data room containing non-public information concerning Air Methods. After being granted access to the data room, on December 27, 2017, Weil Gotshal & Manges LLP ("Weil"), legal counsel to American Securities, delivered a diligence request list to Air Methods.

        From late December 2016 through February 2017, American Securities and its outside advisors conducted commercial, financial, accounting, regulatory and legal due diligence related to Air Methods. During this period, American Securities and its advisors participated in diligence calls, submitted further diligence requests to Air Methods and participated in diligence meetings, including an in-person diligence discussion held on January 17, 2017 between representatives of American Securities, Goldman Sachs and Centerview at Centerview's New York City office, at which the representatives discussed the Company's operations and other matters relating to the Company's industry.

        On January 23, 2017, Centerview and Goldman Sachs delivered a process letter to American Securities describing Air Methods' requirements for the submission of a final bid, which would be due on February 15, 2017. On January 30, 2017, representatives of Goldman Sachs and Centerview informed American Securities that the final bid submission deadline would be extended to March 3, 2017.

        On February 1, 2017, the Wall Street Journal reported that Air Methods was considering a potential sale of the company and the Share price rose 7.6% to $38.40 per Share.

        On February 9, 2017, American Securities was provided with an updated version of Air Methods' five-year financial forecast.

        On February 11, 2017, a draft merger agreement was posted to the virtual data room.

        On February 16, 2017, Air Methods posted a draft of the Company's merger agreement disclosure letter (the "Disclosure Letter") to the virtual data room. On February 25, 2017, Air Methods provided an updated draft of the Disclosure Letter. From February 16, 2017 through March 13, 2017, representatives of American Securities, including Weil, continued due diligence efforts in response to the disclosures on the Disclosure Letter. Additionally, representatives of American Securities, including Weil, commented on and discussed the contents of the Disclosure Letter with Air Methods and representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, legal counsel to Air Methods ("Paul Weiss").

        On February 26, 2017, American Securities was provided with a further updated version of Air Methods' five-year financial forecast reflecting certain modifications made by Air Methods' senior management.

        On March 1, 2017, various media outlets reported that Air Methods had received takeover offers from various third parties and the Share price rose to $43.00 per share, representing a 52-week high.

        On March 3, 2017, American Securities delivered a revised non-binding indication of interest (the "March 3, 2017 Letter") containing a proposed price per Share of $42.00 in cash. Along with the March 3, 2017 Letter, American Securities submitted to Air Methods a mark-up of the merger agreement, together with a draft equity commitment letter (containing a limited guarantee from certain funds affiliated with American Securities). The March 3, 2017 Letter also noted that American Securities had received debt financing commitment letters from various financial institutions and that American Securities would share the details of those commitments upon the Air Methods Board's acceptance of its proposal. The proposal included in the March 3, 2017 Letter remained subject to satisfactory completion of due diligence (which American Securities indicated it could complete in one to three business days), the negotiation of mutually-acceptable transaction documentation and the satisfaction of any conditions set forth therein. As part of the proposal, American Securities also requested a seven-day exclusivity period.

        The March 3rd draft of the merger agreement included, among other things, the insertion of certain conditions to the Offer Closing, including the requirements that: (i) Air Methods provide certain third party notices; (ii) Air Methods obtain certain third party consents; (iii) Air Methods obtain a legal opinion from outside legal counsel, confirming that Air Methods and its subsidiaries hold good and valid title to each company aircraft (the "Aircraft Financing Opinion"); and (iv) not more than 5% of the stockholders exercise appraisal rights relating to their Shares in connection with the Merger (collectively, the "Additional Conditions"). The March 3rd draft of the merger agreement also provided the Offeror with the ability to extend the Offer period in order to complete the contemplated Debt Financing without acknowledging the satisfaction of all other conditions to the Offer and removed the obligation for the Offeror to extend the Offer to the Termination Date in the event that only the Minimum Condition had not been satisfied by the then-scheduled Expiration Time. The March 3rd draft of the merger agreement also proposed matching Company Termination Fee and Parent Termination Fee amounts, each equaling 3.5% of the equity value of Air Methods and the additional requirement for Air Methods to reimburse Parent for a certain amount of its fees and expenses in the event of termination of the merger agreement in certain circumstances.

        On March 5, 2017, representatives of Paul Weiss and Weil had a telephone call to discuss certain issues raised in the March 3 draft of the merger agreement and equity commitment letter, which focused principally on the points described above. Air Methods' position with respect to these issues was reflected in revised drafts of the merger agreement and equity commitment letter prepared by Paul Weiss and delivered to Weil and American Securities on March 5, 2017. That same day, Centerview and Goldman Sachs informed American Securities that the Air Methods Board was not prepared to accept the proposed offer price of $42.00 per Share and had requested that American Securities submit a "best and final" proposed price per Share along with a revised mark-up of the merger agreement and equity commitment letter by 7:00 p.m. on March 6, 2017. On March 6, 2017, American Securities delivered a revised non-binding indication of interest containing a proposed price per Share of $42.25 in cash. Weil delivered revised drafts of the merger agreement and equity commitment letter later that day.

        In parallel to the negotiation of the merger agreement, representatives of American Securities and Weil negotiated debt commitment letters with Royal Bank of Canada ("RBC"), Morgan Stanley Senior Funding Inc. ("MSSF") and Barclays Bank PLC ("Barclays") relating to the Debt Financing. Signed debt commitment letters were delivered by American Securities to Air Methods on March 6, 2017.

        Between March 6, 2017 and March 12, 2017, representatives of American Securities, Air Methods, Weil and Paul Weiss continued to engage in discussions and negotiations regarding the terms of merger agreement, in particular, with respect to: (i) the conditions to the Offer, (ii) the Offer extension mechanics in light of the contemplated Debt Financing arrangements, (iii) the value of the Company Termination Fee and the Parent Termination Fee, (iv) the reimbursement of the fees and expenses of Parent in certain circumstances and (v) the standard to which certain representations and warranties would be brought down at the Offer Closing. During such negotiations, among other things, the parties agreed to remove the Additional Conditions and agreed that Air Methods would, instead, be obligated to use reasonable best efforts to obtain the Third Party Consents, deliver the Third Party Notices and obtain the Aircraft Financing Opinion.

        By March 12, 2017, the parties had resolved a number of the key issues in the merger agreement, including reaching agreement that: (i) if the full amount of the Debt Financing has not been funded (or available to be funded at the Offer Closing and the Closing), the Offeror would have the option to extend the Offer at the then-scheduled Expiration Time on up to three occasions in consecutive increments of five business days; (ii) the Offeror would be obligated to extend the Offer at the then-scheduled Expiration Time on one or more occasions in consecutive increments of five business days to permit satisfaction of any Offer Conditions that had not been satisfied at such time (including the Minimum Condition) but, subject to the terms of the merger agreement, Air Methods would be required to reimburse certain fees and expenses owed to the Debt Financing sources and incurred by Parent, the Offeror and their respective affiliates as a result of being obligated to extend the Offer; and (iii) the Parent Termination Fee would equal 6% of Air Methods' equity value and the Company Termination Fee would equal 3.25% of Air Methods' equity value (which would be inclusive of any fee and expense reimbursement amounts that had previously been paid by Air Methods to Parent). The terms of the final agreement agreed upon by the parties are summarized in Section 11—"Purpose of the Offer; Transaction Documents—The Merger Agreement".

        From March 9, 2017 to March 10, 2017, representatives of American Securities, Air Methods, Goldman Sachs and Centerview held discussions regarding Air Methods' operations and historic and projected financial performance.

        In addition over the course of March 11, 2017 and March 12, 2017, representatives of American Securities, Goldman Sachs and Centerview had multiple conversations regarding American Securities' proposed per Share purchase price. During those conversations, Goldman Sachs and Centerview advised American Securities that the Air Methods Board had requested that American Securities increase its per Share offer price to $43.00.

        On the afternoon of March 13, 2017, American Securities submitted a revised offer per Share of $43.00 in cash, which it informed Goldman Sachs and Centerview was conditioned on Air Methods and American Securities executing the Merger Agreement prior to the opening of trading on the NASDAQ Stock Market on March 14, 2017.

        Later that afternoon, following a request from American Securities, representatives of American Securities had a telephonic conversation with Mr. Todd to discuss, in the event the Air Methods Board approved a transaction with American Securities, Mr. Todd's interest in (a) continuing as Chief Executive Officer of Air Methods following the closing of the potential transaction and (b) potentially making an equity investment in Air Methods following the closing of the potential transaction.

        During the evening of March 13, 2017, Paul Weiss advised Weil that the Air Methods Board had met and (i) determined and declared that the Transactions were fair to, and in the best interests of, Air Methods and its shareholders, (ii) in accordance with the DGCL, approved the terms and conditions of the Merger Agreement and the Merger Transactions, declared it advisable that Air Methods enter into the Merger Agreement and the Merger Transactions, and authorized the execution, delivery and performance of the Merger Agreement, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that Air Methods' shareholders accept the Offer and tender their Shares in the Offer.

        In the early morning of March 14, 2017, and prior to the opening of trading on NASDAQ on that day, applicable representatives and affiliates of Air Methods, Parent and the Offeror finalized and executed the definitive Merger Agreement, the debt commitment letter, the equity commitment letter and related documentation. Shortly thereafter, a press release was issued announcing the entry into the Merger Agreement and the transactions contemplated thereby.

11.   Purpose of the Offer and Plans for Air Methods; Transaction Documents

        Purpose of the Offer and Plans for Air Methods.    The Offer is being made pursuant to the Merger Agreement. The purpose of the Offer is for Parent to acquire control of, and all of the outstanding equity interests in, Air Methods. The Offer, as the first step in the acquisition of Air Methods, is intended to facilitate the acquisition of all outstanding Shares. The Merger Agreement provides, among other things, that the Offeror will be merged with and into Air Methods and that, upon consummation of the Merger, Air Methods, as the Surviving Corporation, will become a wholly-owned subsidiary of Parent.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Air Methods or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in the Surviving Corporation and will not have any right to participate in its earnings and future growth. Similarly, after selling your Shares in the Offer or the conversion of your Shares in the subsequent Merger, you will not bear the risk of any decrease in the value of Air Methods or the Surviving Corporation, as applicable.

        We expect that, following consummation of the Merger and the other Transactions, the operations of Air Methods, the Surviving Corporation, will be conducted substantially as they currently are being conducted. We do not have any current intentions, plans or proposals to cause any material changes in the Surviving Corporation's business, other than in connection with Air Methods' current strategic planning.

        Nevertheless, the management and/or the board of directors of the Surviving Corporation may initiate a review of the Surviving Corporation to determine what changes, if any, would be desirable following the Offer and the Merger to enhance the business and operations of the Surviving Corporation and may cause the Surviving Corporation to engage in certain extraordinary corporate transactions, such as reorganizations, mergers or sales or purchases of assets, if the management and/or board of directors of the Surviving Corporation decide that such transactions are in the best interest of the Surviving Corporation upon such review.

        The Merger Agreement.    The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger

Agreement, a copy of which has been filed as Exhibit (d)(1) to the Schedule TO and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8—"Certain Information Concerning Air Methods."

        The Offer.    The Merger Agreement provides that the Offeror will commence the Offer and that, upon the terms and subject to the conditions of the Merger Agreement, including the satisfaction or waiver of all of the Offer Conditions described in Section 13—"Conditions of the Offer" (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will, and Parent will cause the Offeror to, immediately following the Expiration Time, irrevocably accept for payment, and, within three business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Pursuant to the terms of the Merger Agreement, unless extended or amended in accordance with the Merger Agreement, the Offer will expire at 5:00 P.M., New York City time, on the date that is 21 business days following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer.

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Offeror expressly reserves the right to increase the Offer Price, waive any Offer Condition (other than the Minimum Condition (as defined below)) or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Merger Agreement, the Offeror has agreed that it will not, without the prior written consent of Air Methods, (a) reduce the maximum number of Shares sought to be purchased in the Offer, (b) reduce the Offer Price or change the form of consideration payable in the Offer, (c) change, modify or waive the Minimum Condition, (d) impose conditions to the Offer that are different than or in addition to the Offer Conditions, (e) modify or amend any existing Offer Condition in a manner that is adverse to the holders of the Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Offer or the Merger or impair the ability of Parent or the Offeror to consummate the Offer, (f) except as otherwise required or expressly permitted by the Merger Agreement, extend or otherwise change the Expiration Time, (g) provide for any "subsequent offering period" within the meaning of Rule 14d-11 under the Exchange Act or (h) otherwise amend, modify or supplement the Offer in any manner adverse to the holders of the Shares or in any manner that delays or unreasonably interferes with, hinders or impairs the consummation of the Offer. The Offer may not be terminated prior to its scheduled Expiration Time, unless the Merger Agreement is terminated in accordance with its terms.

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offer will be extended as follows: (a) if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, in order to permit the satisfaction of such Offer Conditions, the Offeror is required to extend the Offer on one or more occasions in consecutive periods of five business days each (or such other duration as Parent and Air Methods may agree) but not beyond the Termination Date (unless Parent or the Offeror is not then permitted to terminate the Merger Agreement in accordance with its terms because Parent or the Offeror is in breach of its representations and warranties set forth in the Merger Agreement or has failed to perform any of its covenants, obligations or agreements under the Merger Agreement, thereby causing the Offer to not have closed on or before the Termination Date, in which case, the Offeror will be required to extend the Offer beyond the Termination Date); (b) the Offeror will extend the Offer for any period required by applicable law, including any rule, regulation, interpretation or position of the SEC or the staff thereof or the rules of NASDAQ; and (c) if, at the then-scheduled Expiration Time, Air Methods brings or has brought any legal action to enforce specifically the performance of the terms and provisions of the Merger Agreement by Parent or the Offeror, the Offer will be extended for the period during which such action is pending or by such other time period established by the governmental authority presiding over such action (but not beyond the Termination Date).

        Subject to the terms and conditions of the Merger Agreement, unless the Merger Agreement is terminated in accordance with its terms, the Offeror may, in its sole discretion, extend the Offer on up to three occasions in consecutive increments of five business days or such other duration as may be agreed by Parent and Air Methods (but not later than the Termination Date) if, at the then-scheduled Expiration Time, (1) the full amount of the Debt Financing (as defined below) has not been funded and will not be available to be funded at the Offer Closing and at the Closing and (2) Parent and Offeror acknowledge and agree in writing that, if all Offer Conditions had been satisfied at the then scheduled Expiration Time, Air Methods would have been entitled to terminate the Merger Agreement and receive the Parent Termination Fee.

        Subject to the terms and conditions of the Merger Agreement and the satisfaction or waiver of the Offer Conditions, the Offeror will, and Parent will cause the Offeror to, immediately following the Expiration Time, irrevocably accept for payment, and, within three business days following acceptance for payment (calculated as set forth in Rule 14d-1(g)(3) under the Exchange Act) thereafter) pay for, all Shares validly tendered and not validly withdrawn pursuant to the Offer. Subject to its rights and obligations under the Merger Agreement to extend the Offer, the Offeror will not be required to accept for payment or pay for any tendered Shares in the event that any Offer Condition has not been satisfied or waived at the scheduled Expiration Time of the Offer.

        Recommendation.    Pursuant to the Merger Agreement, on March 13, 2017, the Air Methods Board unanimously (other than (a)  Mr. Todd who recused himself from voting on this matter and (b) Claire Gulmi who was supportive of the Transactions, but unable to attend this meeting due to an unavoidable scheduling conflict) (i) declared that the Merger Agreement, the Merger and the other Transactions are fair to and in the best interests of Air Methods and its stockholders, (ii) in accordance with the DGCL, approved the terms and conditions of the Merger Agreement and the Transactions, declared it advisable that Air Methods enter into the Merger Agreement and consummate the Transactions, and authorized the execution, delivery and performance of the Merger Agreement, (iii) resolved that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the Air Methods stockholders (other than Parent and its subsidiaries) accept the Offer and tender their Shares in the Offer.

        The Merger.    The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, and in accordance with the provisions of the DGCL (including Section 251(h) of the DGCL), at the Effective Time, the Offeror will be merged with and into Air Methods, and the separate corporate existence of the Offeror will cease and Air Methods will be the Surviving Corporation and will become a wholly-owned subsidiary of Parent. Subject to the satisfaction or waiver of the conditions to the Merger (other than those condition that by their terms are to be satisfied at the Merger Closing (as defined below), but subject to such conditions being satisfied), the Closing will take place as soon as practicable following the consummation (as defined in Section 251(h) of the DGCL) of the Offer, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer. Subject to the provisions of the Merger Agreement, at the Closing, Parent and Air Methods will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware the Certificate of Merger executed, signed and acknowledged in accordance with, and in such form as is required by, the relevant provisions of the DGCL, and will make all other deliveries, filings or recordings required under the relevant provisions of the DGCL in connection with the Merger. The Merger will become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such other subsequent date or time as Parent and Air Methods may agree and specify in the Certificate of Merger in accordance with the DGCL (the "Effective Time"). The Merger will be governed by and effected under Section 251(h) of the DGCL, without a vote of the stockholders of Air Methods. Parent, the Offeror and Air Methods have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation (within the meaning of Section 251(h) of the DGCL) of the Offer, without a vote of the stockholders of Air Methods in accordance with Section 251(h) of the DGCL.

        Charter, Bylaws, Directors, and Officers.    The Merger Agreement provides that at the Effective Time, the certificate of incorporation of Air Methods as in effect immediately prior to the Effective Time will be amended and restated to be in the form of the certificate of incorporation of the Offeror as in effect immediately prior to the Effective Time (except that (a) all references to the name, date of incorporation, registered office and registered agent of the Offeror therein may be changed to refer to the name, date of incorporation, registered office and registered agent, respectively, of Air Methods and (b) any references naming the incorporator(s), original board of directors or original subscribers for shares of the Offeror may be omitted) and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance its terms and applicable law.

        At the Effective Time, the bylaws of Air Methods as in effect immediately prior to the Effective Time will be amended and restated to be in the form of the bylaws of the Offeror and, as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance its terms, the certificate of incorporation of the Surviving Corporation and applicable law.

        The Merger Agreement further provides that, from and after the Effective Time, (a) the directors of the Offeror immediately before the Effective Time will be the directors of the Surviving Corporation, and (b) as set forth in the Company Disclosure Letter, the officers of each of the Offeror and Air Methods immediately before the Effective Time will be the officers of the Surviving Corporation, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable law.

        Effect of the Merger on Capital Stock.    At the Effective Time:

  •
  each share of capital stock of the Offeror issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation;

  •
  each Excluded Share (as defined below) issued and outstanding immediately prior to the Effective Time will be cancelled automatically, be extinguished and will cease to exist and no consideration will be delivered in exchange therefor; and

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  each Share issued and outstanding immediately prior to the Effective Time (other than any Excluded Shares and any Shares owned by any stockholders who have properly exercised their appraisal rights under Section 262 of the DGCL) will be converted automatically into and will thereafter represent only the right to receive the Merger Consideration, which is a cash amount per Share equal to the Offer Price (net of applicable withholding taxes and without interest).

        Treatment of Equity Awards.    The Merger Agreement provides that as of the Effective Time, each option to acquire Shares granted by Air Methods pursuant to a Company Equity Plan (as defined below) (each a "Company Option") that is outstanding immediately before the Effective Time, whether or not then exercisable or vested, by virtue of the Merger, and without any action by Parent, Offeror, Air Methods or the holder of such Company Option, will be automatically canceled, extinguished and converted into the right to receive from Parent or the Surviving Corporation promptly following the Effective Time an amount in cash, net of applicable withholding taxes and without interest, equal to the Option Consideration (as defined below) multiplied by the aggregate number of Shares subject to such Company Option immediately before the Effective Time. Any such Company Option with a per share exercise price that is equal to or greater than the Merger Consideration will be canceled for no consideration. "Option Consideration" means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Option.

        The Merger Agreement further provides that as of the Effective Time, each share of restricted Common Stock issued by Air Methods pursuant to a Company Equity Plan (each a "Company Restricted Share") that is outstanding immediately before the Effective Time, by virtue of the Merger, and without any action by Parent, Offeror, Air Methods or the holder of such Company Restricted Share, will vest automatically and all restrictions thereon will lapse in full as of immediately before the Effective Time; and each such Company Restricted Share will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the Merger Consideration.

        Additionally, the Merger Agreement provides that as of the Effective Time, each restricted stock unit issued by Air Methods pursuant to a Company Equity Plan (each a "Company RSU") that is outstanding immediately before the Effective Time, by virtue of the Merger, and without any action by Parent, Offeror, Air Methods or the holder of such Company RSU, will vest automatically and all restrictions thereon will lapse in full as of immediately before the Effective Time; and each such Company RSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the Merger Consideration multiplied by the aggregate number of Shares subject to such Company RSU immediately before the Effective Time.

        As of the Effective Time, each performance stock unit issued by Air Methods pursuant to a Company Equity Plan (each a "Company PSU" and together with the Company Options, the Company Restricted Shares, the Company RSUs, the "Company Equity Awards")) that is outstanding immediately before the Effective Time, by virtue of the Merger, and without any action by Parent, Offeror, Air Methods or the holder of such Company PSU, will vest automatically and all restrictions thereon will lapse for such Company PSU as of immediately before the Effective Time; and each such Company PSU will be canceled and converted into the right to receive from Parent or the Surviving Corporation an amount in cash, net of applicable withholding taxes and without interest, equal in value to the Merger Consideration multiplied by the aggregate number of Shares subject for such Company PSU immediately before the Effective Time (assuming performance had been achieved at the greater of target level (as defined in the Merger Agreement) and actual performance measured through the Effective Time).

        The payments with respect to each Company Option, Company Restricted Share, Company RSU and Company PSU as described above shall be paid to the applicable holders of such Company Option, Company Restricted Share, Company RSU and Company PSU on the next scheduled payroll distribution date (consistent with Air Methods' past practice) following the Effective Time through the Surviving Corporation's payroll system.

        Representations and Warranties.    In the Merger Agreement, Air Methods has made customary representations and warranties to Parent and the Offeror with respect to, among other matters:

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  organization of Air Methods and power to operate its business;

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  foreign qualifications;

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  corporate authorization to consummate the Transactions;

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  enforceability of the Merger Agreement;

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  subsidiaries of Air Methods;

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  governmental authorizations required to consummate the Transactions;

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  non-contravention of organizational documents, applicable laws or contracts;

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  capitalization of Air Methods and outstanding Company Equity Awards;

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  SEC reports filed by Air Methods;

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  financial statements and internal controls;

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  Air Methods' and its subsidiaries' liabilities;

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  absence of certain changes (including the absence of a Company Material Adverse Effect (as defined below)) since December 31, 2016;

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  litigation;

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  Air Methods' and its subsidiaries' material contracts;

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  Air Methods' and its subsidiaries' employee benefit plans;

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  labor relations;

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  taxes;

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  environmental matters;

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  intellectual property;

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  compliance with healthcare laws;

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  real property owned and leased by Air Methods or its subsidiaries;

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  insurance;

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  permits and compliance with law;

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  ownership of assets (including all aircraft owned, leased or operated by Air Methods or any of its subsidiaries (the "Company Aircraft"));

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  affiliated transactions;

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  no stockholder rights agreement;

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  no Takeover Law (as defined below) will apply to Air Methods in connection with the Transactions;

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  accuracy of information supplied by Air Methods for inclusion in the Offer Documents;

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  fairness opinions of Air Methods' financial advisors in connection with the Transactions;

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  brokers' fees;

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  privacy and data protection; and

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  governmental contracts entered into by Air Methods.

        Some of the representations and warranties in the Merger Agreement made by Air Methods are qualified, among other things, as to "materiality" or a "Material Adverse Effect" standard. For purposes of the Merger Agreement, "Material Adverse Effect," as it relates to Air Methods (a "Company Material Adverse Effect"), means any fact, state of facts, change, event, development, circumstance, occurrence or effect ("Effect") that, individually or in the aggregate with any one or more other Effects (i) materially adversely affects the business, assets, results of operations or financial condition of Air Methods and its subsidiaries, taken as a whole, or (ii) prevents or delays beyond the Termination Date the ability of Air Methods to consummate the Transactions or the performance of its obligations under the Merger Agreement; provided, however, that none of the following, and no Effect arising out of, or resulting from, the following, will constitute or be taken into account, individually or in the aggregate, in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur with respect to clause (i) above: (A) conditions in the U.S., foreign or global economy or capital or financial markets generally, including changes in interest, currency or exchange rates; (B) general legal, tax, regulatory, political or business conditions in the countries in which Air Methods or any of its subsidiaries does business; (C) changes in general market, regulatory, political, business, economic or other conditions in the industries in which Air Methods or any of its subsidiaries participates; (D) changes or prospective changes in law or generally accepted accounting principles, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing; (E) the negotiation, execution, announcement, pendency, performance or compliance with the express terms of the Merger Agreement or the consummation of the Transactions (other than for purposes of any representation or warranty relating to required governmental authorizations or non-contravention), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, partners, regulators, lenders or employees, or any Legal Action arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the Transactions; (F) acts of war (whether or not declared), sabotage or terrorism (including cyber-terrorism), or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism (including cyber-terrorism), (G) volcanoes, tsunamis, pandemics, earthquakes, hurricanes, tornados or other natural disasters or acts of God, (H) any action taken by Air Methods or its subsidiaries that is required by the Merger Agreement or with Parent's written consent or at Parent's written request, or the failure to take any action by Air Methods or its subsidiaries if that action is prohibited by the Merger Agreement, (I) any change solely and directly resulting or arising from the identity of Parent or the Offeror or their respective affiliates, (J) any breach of the Merger Agreement by Parent or the Offeror, or (K) any change in the market price, trading volume or ratings of any securities or indebtedness of Air Methods or any of its subsidiaries, any change or prospective change of the ratings or the ratings outlook for Air Methods or any of its subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease, or the change in, or failure of Air Methods to meet, or the publication of any report regarding, any internal or public projections, forecasts, guidance, budgets, predictions or estimates of or relating to Air Methods or any of its subsidiaries for any period, including with respect to revenue, earnings, profit, cash flow or cash position (it being understood that the underlying causes of such change or failure may, if they are not otherwise excluded from the definition of Company Material Adverse Effect, be deemed to constitute and may be taken into account in determining whether a Company Material Adverse Effect has occurred or will occur); provided, further, that with respect to subclauses (A), (B), (C), (D), (F) and (G), if such Effect disproportionately affects Air Methods and its subsidiaries, taken as a whole, compared to other companies in the industry in which Air Methods and its subsidiaries operate, then, to the extent not otherwise excluded from the definition of Company Material Adverse Effect, only such incremental disproportionate impact or impacts will be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect.

        Each of Parent and the Offeror has made customary representations and warranties to Air Methods with respect to, among other matters:

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  organization and power of Parent and the Offeror;

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  corporate authorization to consummate the Transactions;

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  enforceability of the Merger Agreement;

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  no required governmental authorizations required to consummate the Transactions;

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  non-contravention of organizational documents or applicable laws;

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  capitalization and interim operations of the Offeror;

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  Parent's ownership of the Offeror;

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  financing of the Transactions;

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  solvency of the Surviving Corporation as of the Offer Acceptance Time;

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  litigation;

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  absence of arrangements with management and principal stockholders of Air Methods;

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  brokers' fees;

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  information supplied by Parent and the Offeror for inclusion in the Schedule 14D-9 to be filed by Air Methods in connection with the Transactions;

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  non-reliance on company estimates, projections, forecasts, forward-looking statements and business plans; and

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  independent investigation of Air Methods by Parent and the Offeror.

        Some of the representations and warranties in the Merger Agreement made by Parent and the Offeror are qualified, among other things, as to "materiality" or a "Material Adverse Effect" standard. For purposes of the Merger Agreement, "Material Adverse Effect," as it relates to Parent and the Offeror (a "Parent Material Adverse Effect"), means any Effect that, individually or in the aggregate with one or more other Effects, prevents or materially impedes or materially delays the ability of Parent or the Offeror to perform their obligations under the Merger Agreement or to consummate the Transactions, on a timely basis

        The representations, warranties and covenants contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties thereto, and those representations, warranties and covenants should not be relied on by any other person. In addition, those representations, warranties and covenants:

  •
  have been made only for purposes of the Merger Agreement;

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  with respect to Air Methods, have been qualified by (i) matters specifically disclosed in any reports filed with or furnished to the SEC by Air Methods after December 31, 2015 and publicly available at least three business days prior to the date of the Merger Agreement (subject to certain exceptions) and (ii) confidential disclosures set forth in the confidential disclosure letter (the "Company Disclosure Letter") delivered by Air Methods to Parent and the Offeror prior to the execution of the Merger Agreement—such information modifies, qualifies and creates exceptions to the representations and warranties made by Air Methods in the Merger Agreement;

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  will not survive consummation of the Merger;

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  have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters of fact;

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  were, in certain instances, made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement; and

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  are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, including qualifications as to "materiality" or a "Company Material Adverse Effect," as described above.

Covenants

        Conduct of Business of Air Methods.    The Merger Agreement provides that, from the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as contemplated or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter or as required by applicable law, order or to comply with any notice from a governmental authority, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), Air Methods is required to, and is required to cause its subsidiaries to, use its and their reasonable best efforts to (i) conduct its business in all material respects in the ordinary course, (ii) comply in all material respects with all applicable laws, and (iii) preserve its and each of its subsidiaries' business organizations (including the service of key employees) substantially intact and preserve existing relations with key customers, suppliers and other persons with whom Air Methods or its subsidiaries have significant business relationships, in each case, consistent with past practice.

        The Merger Agreement also contains specific restrictive covenants as to certain actions taken by Air Methods and its subsidiaries between the date of the Merger Agreement and the Effective Time or earlier termination of the Merger Agreement pursuant to its terms, which provide that Air Methods and its subsidiaries will not take certain actions without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), including, among other things and subject to certain exceptions:

  •
  amending its organizational documents;

  •
  (i) delivering, pledging, issuing, selling, encumbering or granting or otherwise acquiring or disposing of any shares of its capital stock, equity or voting interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any shares of its capital stock or other equity or voting interests, or any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests, (ii) purchasing or repurchasing, redeeming or otherwise acquiring or disposing of any of its outstanding shares of capital stock or other equity or voting interests, or any rights, warrants or options to acquire any shares of its capital stock or other equity or voting interests, (iii) establishing a record date for, declaring, setting aside for payment or pay any dividend on, or making any other distribution or transfer in respect of, any shares of its capital stock or other equity or voting interests or (iv) splitting, combining, subdividing, reclassifying, recapitalizing, redeeming, purchasing or otherwise changing its capitalization or otherwise acquiring any shares of its capital stock or other equity or voting interests;

  •
  (i) increasing or making a commitment to increase the compensation or benefits payable or to become payable to any of its directors, officers, employees or consultants, except for annual increases in salary, annual bonus targets, hourly wage rates, fee and benefits of non-executive officers, employees or consultants in the ordinary course of business, consistent with past practice, (ii) establishing, adopting, entering into, amending, renewing or terminating any equity or equity-based incentive plan or arrangement of Air Methods or any of its subsidiaries (a "Company Equity Plan"), or any employee benefit plan, agreement, policy, program or commitment that, if in effect on the date of the Merger Agreement, would be a Company Benefit Plan (other than amendments to a Company Benefit Plan associated with the annual open enrollment process in the ordinary course of business, consistent with past practice), (iii) granting any severance or termination pay or retention or change-in-control payments to any current or former director, officer, employee or consultant, (iv) entering into any collective bargaining agreement or other agreement with any labor organization, works council, trade union, labor association or other employee representative, (v) taking any action to accelerate the vesting, payment or funding or securing the funding of any compensation or benefits to any current or former director, officer or employee, or (vi) promoting or changing the title of any employee of Air Methods or any of its subsidiaries eligible to receive compensation in excess of $500,000 per annum (retroactively or otherwise) or hire or make an offer to hire any new employees eligible to receive compensation in excess of $500,000 per annum, except in each case (A) to the extent required by applicable law, the Merger Agreement or any Company Benefit

    Plan, (B) to comply with Section 409 of the Internal Revenue Code of 1986, as amended or (C) as contemplated by the Company Disclosure Letter;

  •
  planning, announcing, implementing or effecting any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment or such Air Methods' or its subsidiaries employees (other than terminations of individual employees of such Company's employees;

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  making or authorizing capital expenditures for property, plant and equipment;

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  (i) making any acquisition of (including by merger, combination, consolidation or acquisition of stock or assets or otherwise), or making any investment in, any interest in any person or any division or business thereof, or (ii) making any other acquisition of property or assets;

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  selling, assigning, leasing, subleasing, pledging, transferring, mortgaging, encumbering, disposing of, or otherwise subjecting to any lien (other than those identified as permitted liens ("Permitted Liens") under the Merger Agreement) or disposing of (including terminating or surrendering) any of its material assets or material properties or equipment, or subjecting to any Lien (except Permitted Liens) any material portion of its assets, properties or equipment by merger, consolidation, asset sale or other business combination (including formation of a joint venture) or cancelling, terminating, surrendering, releasing, transferring or assigning any material Indebtedness (as defined below) or claim, or restructure, reorganize or completely or partially liquidate;

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  entering into any new line of business outside its existing business as of the date of the Merger Agreement;

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  merging or consolidating with any person or adopting a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such entity or otherwise change the form of legal entity of such entity;

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  incurring, prepaying, amending the terms of or refinancing any Indebtedness, (ii) entering into any swap or hedging transaction or other derivative agreements, or (iii) making any loans, capital contributions or advances to any person;

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  entering into, renewing, adopting, extending, materially amending, terminating or waiving in any material respect, the terms of any contract that is or would constitute a material contract (as defined in the Merger Agreement) or any material real property leases, in each case, other than in the ordinary course of business, consistent with past practice;

  •
  making any material changes in financial accounting methods, principles, policies or practices or procedures of Air Methods and its subsidiaries;

  •
  filing any income or other material tax return, making or changing any material tax election, changing any material annual tax accounting period, adopt or change any material method of Tax accounting, settle or compromise any material Tax liability of Air Methods or any of its subsidiaries, surrendering any right to claim a material Tax refund, consenting to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment without first notifying Parent, or filing any amendment to any income or other material Tax Return;

  •
  settling or compromising any pending or threatened Legal Action if the amount of any such settlement or agreement to settle or compromise does not exceed $1,000,000, including involving an appraisal matter contemplated by the Merger Agreement or a Transaction Litigation (as defined below); or

  •
  authorizing any of, or committing or agree, in writing or otherwise, to take any of, the foregoing actions.

        Conduct of Business of Parent and the Offeror.    Between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, except as contemplated or permitted by the Merger Agreement, or as required by applicable law, order or to comply with any notice from a governmental authority, without the prior written consent of Air Methods (such consent not to be unreasonably withheld, delayed or conditioned), Parent and the Offeror are not permitted to:

  •
  take any action the result of which would reasonably be expected to materially and adversely impair or materially delay the consummation of the Transactions; or

  •
  authorize any of, or commit or agree, in writing or otherwise, to take any such action.

        Stockholder Approval.    If the Offer is consummated and as a result the Offeror owns Shares that represent one Share more than 50% of the outstanding Shares, we do not anticipate seeking the approval of Air Methods' remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the conditions specified in the Merger Agreement, the Closing will take place as soon as practicable after the Offer Closing, but in any event no later than the date of, and immediately following, the payment for the Shares tendered in the Offer, without a vote of the stockholders of Air Methods, in accordance with Section 251(h) of the DGCL.

        Access to Information.    Between the date of the Merger Agreement and the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, upon reasonable advance notice, Air Methods is required to, and is required to cause its subsidiaries to (i) provide to Parent and its representatives access during normal business hours to the officers, employees, properties, books, offices and other facilities, contracts, tax returns and records of Air Methods (for the avoidance of doubt, including correspondence and other exchanges between Air Methods and its subsidiaries and any governmental authority) and its subsidiaries (other than any of the foregoing that relate to the negotiation and execution of the Merger Agreement, the process that led to the negotiation and execution of the Merger Agreement or, subject to the disclosure requirements set forth in the "No Solicitation" covenant, to any Takeover Proposal) and (ii) furnish promptly such financial, operational and other data and information concerning its business, operations, personnel, assets, liabilities and properties as Parent may reasonably request; provided, that any such access will be conducted at Parent's expense, at a reasonable time, under the supervision of appropriate personnel of Air Methods or its applicable subsidiary and in such a manner as not to interfere unreasonably with the normal business or operations of Air Methods or any of its subsidiaries.

        Confidentiality.    Information disclosed pursuant to the Merger Agreement will be governed under the letter agreement regarding confidentiality, dated September 2, 2016, as amended on February 13, 2017, between American Securities LLC and Air Methods.

        No Solicitation.    Air Methods is required to, and is required to cause each of its subsidiaries and its and their respective officers and directors to, and must instruct and use its reasonable best efforts to cause its other representatives to (i) immediately cease any direct or indirect solicitation, discussions or negotiations with any persons with respect to a Takeover Proposal that existed on or prior to the date of the Merger Agreement and (ii) from and after the date of the Merger Agreement until the Offer

Acceptance Time or, if earlier, the termination of the Merger Agreement in accordance its terms, not, directly or indirectly (A) initiate, solicit, knowingly encourage or knowingly facilitate (including by providing information) the submission of any proposals, offers or inquiries regarding, or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise participate in, knowingly encourage or knowingly facilitate any discussions or negotiations (including providing any data room access) regarding, or furnish to any other person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal or (C) enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement providing for a Takeover Proposal. However, Air Methods, in its sole discretion, will be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or group of persons that has the effect of prohibiting the counterparty thereto from making a private Takeover Proposal to the Air Methods Board.

        The Merger Agreement further provides that if, at any time from and after the date of the Merger Agreement until the earlier of the Offer Acceptance Time or the termination of the Merger Agreement in accordance with its terms, Air Methods or any of its representatives receives a written Takeover Proposal, which Takeover Proposal did not result from any breach of Air Methods' obligations under the Merger Agreement, (i) Air Methods and its representatives may contact such person or group of persons making the Takeover Proposal solely to clarify the terms and conditions thereof and (ii) if the Air Methods Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or could reasonably be expected to result in a Superior Proposal, then Air Methods and any of its representatives may:

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  enter into a confidentiality agreement (A) containing terms that are, in the aggregate, no less restrictive of, or in the aggregate more favorable to, the third party that is party to such agreement and its affiliates and representatives than the terms set forth in the Confidentiality Agreement are to Parent and its affiliates and representatives and (B) that does not prohibit Air Methods from providing any information to Parent in accordance with the no-solicitation covenant in the Merger Agreement or otherwise prohibit Air Methods from complying with its obligations under the no-solicitation covenant in the Merger Agreement (an "Acceptable Confidentiality Agreement"), with the person or group of persons making the Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to Air Methods and its subsidiaries to the person or group of persons who has made such Takeover Proposal and its or their respective representatives; provided, that Air Methods will, within twenty-four hours, provide to Parent any non-public information concerning Air Methods or any of its subsidiaries that is provided to any person given such access that was not previously provided to Parent or its representatives; and

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  engage in or otherwise participate in discussions or negotiations with the person or group of persons and its or their representatives regarding such Takeover Proposal.

        A "Takeover Proposal" means any inquiry, proposal or offer from any person or group (other than Parent and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of more than 20% of the consolidated assets of Air Methods and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Air Methods Board), including through the acquisition of one or more subsidiaries of Air Methods owning such assets, (ii) acquisition of more than 20% of the outstanding shares of Shares or voting power of Air Methods, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning more than 20% of the outstanding Shares or voting power of Air Methods or (iv) merger (including a reverse merger in which Air Methods is the surviving corporation), consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Air Methods pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, more than 20% of the consolidated assets of Air Methods and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Air Methods Board) or more than 20% of the aggregate voting power of Air Methods or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Air Methods or the resulting direct or indirect parent of Air Methods or such surviving entity, in each case, other than the Transactions.

        A "Superior Proposal" means any bona fide written Takeover Proposal that was not solicited in, and did not otherwise result from a, violation of Air Methods' non-solicitation obligations under the Merger Agreement that the Air Methods Board has determined in its good faith judgment after consulting with Air Method's legal counsel and financial advisors (i) would be more favorable to Air Method's stockholders from a financial point of view than the Merger Transactions and (ii) is reasonably capable of being completed, taking into account all legal, regulatory, financial, financing and other terms, conditions and aspects of such proposal and of the Merger Agreement; provided, that for purposes of the definition of "Superior Proposal", the references to "20%" in the definition of Takeover Proposal will be deemed to be references to "more than 50%".

        From and after the date of the Merger Agreement until the Offer Acceptance Time or, if earlier, the termination of the Merger Agreement in accordance with its terms, Air Methods is required to (i) within twenty-four hours after knowledge of receipt by an officer or director of Air Methods, notify Parent if any inquiries, proposals or offers with respect to a Takeover Proposal are received by the Air Methods or any of its representatives, (ii) with respect to a Takeover Proposal, provide to Parent the identity of the person or group of persons making such Takeover Proposal and a copy of the Takeover Proposal or, if not in writing, a summary of the material terms and conditions of any Takeover Proposal, (iii) keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a prompt basis and (iv) upon the request of Parent, reasonably inform Parent of the status and material details (including material amendments to the terms) of such Takeover Proposal.

        Except as set forth in the Merger Agreement, neither the Air Methods Board nor any committee thereof is permitted to:

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  (A) withdraw (or modify, amend or qualify in a manner adverse to Parent), or publicly propose to withdraw (or modify, amend or qualify in a manner adverse to Parent), the Air Methods Board Recommendation, (B) recommend the approval or adoption of, or approve or adopt, or publicly propose to recommend, approve or adopt, any Takeover Proposal, (C) fail to include the Air Methods Board Recommendation in the Schedule 14D-9, (D) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Takeover Proposal subject to Regulation 14D under the Exchange Act within ten (10) business days after commencement of such Takeover Proposal or (E) following the date of receipt of any Takeover Proposal or any material modification thereto is first made public, sent or given to the stockholders of Air Methods, fail to issue a press release that expressly reaffirms the Air Methods Board Recommendation within two business days following Air Method's receipt of Parent's written request to do so (any action described in this clause (i) being referred to as an "Adverse Recommendation Change"); or

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  approve, adopt or recommend, or propose publicly to approve or recommend, or allow Air Methods or any subsidiary to enter into, any Contract, letter of intent or memorandum of understanding or other similar agreement constituting, or that would reasonably be expected to result in, any Takeover Proposal, other than an Acceptable Confidentiality Agreement (an "Alternative Acquisition Agreement").

        Notwithstanding the foregoing, in response to any written Takeover Proposal received by the Air Methods Board after the date of the Merger Agreement that does not result from a breach of Air Methods' non-solicitation obligations under the Merger Agreement and that the Air Methods Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Air Methods Board may, at any time prior to the Offer Acceptance Time, make an Adverse Recommendation Change or terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal in accordance with the Merger Agreement, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

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  Air Methods is required to have:

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  (A) provided to Parent five business days' prior written notice, which will state expressly (1) that it has received a Superior Proposal, (2) the material terms and conditions of the Superior Proposal and is required to have contemporaneously provided an unredacted copy of the Alternative Acquisition Agreement and all other documents related to the Superior Proposal (with any amendment to the financial terms or any other material term or condition of such Superior Proposal requiring a new notice and a new four business day period) and (3) that, subject to clause (ii), the Air Methods Board has determined to effect an Adverse Recommendation Change or to terminate the Merger Agreement in accordance its terms in order to enter into the Alternative Acquisition Agreement, as applicable; and

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  (B) prior to making such an Adverse Recommendation Change or terminating the Merger Agreement in accordance with its terms, as applicable, to the extent requested by Parent, engaged in good faith negotiations with Parent, and cause its representatives to engage in good faith negotiations with Parent's representatives, during such notice period to amend the Merger Agreement in such a manner that the Alternative Acquisition Agreement ceases to constitute a Superior Proposal; and

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  the Air Methods Board is required to have determined, in good faith, after consultation with its financial advisors and outside legal counsel, that, the failure to make such Adverse Recommendation Change with respect to the Superior Proposal or to so terminate the Merger Agreement in accordance with its terms, as applicable, would be inconsistent with the directors' fiduciary duties under applicable Law.

However, upon the occurrence of any Intervening Event, the Air Methods Board may, at any time prior to the Offer Acceptance Time, make an Adverse Recommendation Change, or authorize, resolve, agree or propose publicly to take any such action, only if all of the following conditions are met:

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  Air Methods is required to have:

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  provided to Parent five business days' prior written notice, describing the Intervening Event and the rationale for the Adverse Recommendation Change and state expressly that the Air Methods Board has determined to effect an Adverse Recommendation Change; and

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  prior to making such an Adverse Recommendation Change, to the extent requested by Parent, engaged in good faith negotiations, and cause its representatives to engage in good faith negotiations with Parent's representatives, with Parent during such five business day period to amend the Merger Agreement so that the failure of the Air Methods Board to make an Adverse Recommendation Change in response to the Intervening Event in accordance with clause (ii) below would no longer be inconsistent with the directors' fiduciary duties under applicable Law; and

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  the Air Methods Board is required to have determined in good faith, after consultation with its outside legal counsel, that the failure to make an Adverse Recommendation Change would be inconsistent with the directors' fiduciary duties under applicable Law.

        "Intervening Event" means a material event, change, effect, development or occurrence that (i) was not known by the Air Methods Board (and should not reasonably have been known) as of or prior to the date of the Merger Agreement, which event, change, effect, development or occurrence becomes known to the Air Methods Board following the approval of the Transactions by the Air Methods Board, and (ii) does not relate to or involve (A) a Takeover Proposal, (B) any changes in the market price, or change in trading volume, of Shares (it being understood that the underlying causes of any such changes or developments may, if they are not otherwise excluded from the definition of "Intervening Event", be taken into account in determining whether an Intervening Event has occurred) or (C) an adverse effect on the assets, liabilities, business or condition (financial or otherwise) of Air Methods and its subsidiaries.

        Nothing set forth in the Merger Agreement will prohibit Air Methods or the Air Methods Board, directly or indirectly through their respective representatives, from (i) taking and disclosing to the stockholders of Air Methods any position contemplated by Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any "stop, look and listen" communication to Air Method's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the stockholders of Air Methods that is required by applicable Law, after consulting with outside legal counsel.

        Employees; Benefit Plans.    For a period of not less than one year following the Effective Time (the "Continuation Period"), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, provide to each individual who, immediately prior to the Effective Time is an employee of Air Methods or any of its subsidiaries (each, an "Employee") (i) a salary or hourly wage rate that is not less than that provided to such Employee immediately prior to the Effective Time, (ii) incentive pay opportunities, including bonus and commission opportunities, but not including equity and equity-based awards, that are no less favorable than those provided to such Employees immediately prior to the Effective Time, and (iii) other compensation and employee benefits (excluding equity and equity-based awards which will remain discretionary) that are no less favorable in the aggregate, determined on an individual basis, than those provided to such Employee under the compensation and benefit plans, programs, policies, agreements and arrangements of Air Methods and its subsidiaries in effect immediately prior to the Effective Time. This paragraph does not apply to Employees whose terms and conditions of employment are governed by a collective bargaining or similar agreement, in which case the terms of the applicable collective bargaining agreement or similar agreement will apply.

        Parent will, or will cause the Surviving Corporation and each or their respective affiliates to, honor all Company Benefit Plans (including all severance, change of control and similar plan and agreements, including the arrangements disclosed in the Company Disclosure Letter) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Benefit Plans and except as provided by the Merger Agreement. Additionally, for the later of the Continuation Period or the remaining term of any individual employment, severance or separation agreement in effect immediately prior to the Effective Time, Parent will, or will cause the Surviving Corporation or their respective affiliates to, provide each Employee who suffers a termination of employment under circumstances that would have given the Employee a right to severance payments and benefits under Air Methods' or any of its subsidiaries' severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time (each, a "Company Severance Plan") with severance payments and benefits no less favorable than those that would have been provided to such Employee under any Company Severance Plan.

        For all purposes under all employee benefit plans of Parent, the Surviving Corporation and their respective affiliates providing benefits to any Employee after the Effective Time, each Employee will receive full credit for such Employee's years of service with the Air Methods or its subsidiaries before the Effective Time (including predecessor or acquired entities or any other entities for which Air Methods and its subsidiaries have given credit for prior service), to the same extent as such Employee was entitled, prior to the Effective Time, to credit for such service under any similar or comparable Company Benefit Plan (except to the extent such credit would result in a duplication of accrual of benefits). In addition, where applicable, and without limiting the generality of the foregoing: (i) at the Effective Time, each Employee will be immediately eligible to participate, without any waiting time, in each New Plan to the extent such waiting time was satisfied under a similar or comparable Company Benefit Plan in which such Employee participated immediately before the Effective Time, (ii) Parent will cause all pre-existing condition exclusions or limitations and actively-at-work requirements of each New Plan to be waived or satisfied for such Employee and his or her covered dependents to the extent waived or satisfied under the analogous Old Plan as of the Effective Time and (iii) Parent will cause all eligible expenses incurred by each Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Employee's participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

        With respect to any earned but unused vacation or other paid time off to which any Employee is entitled pursuant to the vacation or other paid time off policy or individual agreement or other arrangement applicable to such Employee immediately prior to the Effective Time (the "Vacation/PTO Policy"), Parent will, or will cause the Surviving Corporation or any of their respective affiliates to, (i) allow such Employee to use such earned vacation or other paid time off in accordance with the Vacation/PTO Policy and (ii) if any Employee's employment terminates during the Continuation Period under circumstances entitling the Employee to severance pay under the Company Severance Plan, pay the Employee, in cash, an amount equal to the value of the earned vacation or other paid time off.

        Nothing contained in this covenant, whether express or implied, will confer upon any current or former employee of Air Methods, Parent, the Surviving Corporation or any of their respective affiliates, any rights or remedies including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this covenant. This covenant is not intended to modify, amend or create any employee benefit plan of Air Methods, Parent, Surviving Corporation or any of their respective affiliates.

        Directors' and Officers' Indemnification and Insurance.    From and after the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, in accordance with the Air Methods organizational documents in effect on the date of the Merger Agreement, (i) indemnify and hold harmless, and advance expenses to, each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director, officer, employee or agent of Air Methods or of a subsidiary of Air Methods (each, an "Indemnitee" and, collectively, the "Indemnitees") with respect to damages and expenses in connection with any Legal Actions, arbitrations, litigations, investigations (where Air Methods has been notified in writing by the investigating governmental authority of such investigation), suits or other civil or criminal proceedings (collectively, "Legal Actions"), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director or officer of Air Methods or any of its subsidiaries or was acting in such capacity, or (B) acts or omissions by an Indemnitee in the Indemnitee's capacity as a director, officer, employee or agent of Air Methods or any of its subsidiaries or taken at the request of Air Methods or any of its subsidiaries, in each case under clause (A) or (B), at, or at any time prior to, the Effective Time relating in whole or in part to the Transactions or relating to the enforcement of this provision and (ii) assume all obligations of Air Methods and such subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from Liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Air Methods organizational documents as in effect on the date of the Merger Agreement or in any agreement in existence as of the date of the Merger Agreement, providing for indemnification between Air Methods or any of its subsidiaries and any Indemnitee. Without limiting the foregoing, Parent, from and after the Effective Time, will cause, unless otherwise required by Law, the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Merger Agreement in the organizational documents of Air Methods, which provisions must not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

        The Merger Agreement further provides that, in the event of any Legal Action, related to the acts or omissions covered under the Merger Agreement (each, a "Claim") (i) the Surviving Corporation will cooperate with the Indemnitee and its insurer in the defense of any such Claim and (ii) the Surviving Corporation will not settle, compromise or consent to the entry of any judgment in any Claim pending or threatened in writing to which an Indemnitee is a party (and in respect of which indemnification could be sought by such Indemnitee under the Merger Agreement), unless such settlement, compromise or consent includes an unconditional release of such Indemnitee from all liability arising out of such Claim or the Indemnitee otherwise consents.

        Further, the Merger Agreement requires Parent to obtain, or cause to be obtained, as of the Effective Time, a "tail" insurance policy with a claims period of six years after the Effective Time with respect to directors' and officers' liability insurance covering those persons who are currently (and any additional persons who prior to the Effective Time become) covered by Air Method's directors' and officers' liability insurance policy for acts or omissions occurring at or prior to the Effective Time on terms and scope with respect to such coverage, and in amount, no less favorable to such persons than those of such policy in effect on the date of the Merger Agreement, which insurance will, prior to the Effective Time, be in effect and prepaid for such six year period. However, the total cost for such prepaid "tail" insurance policy exceed 250% of the annual premium paid as of the date of the Merger Agreement by Air Methods for such insurance (the "Premium Cap"), and if the total cost for such prepaid "tail" policy exceeds the Premium Cap, then Parent may obtain, or cause to be obtained, a prepaid "tail" policy with the maximum coverage available for a total cost of the Premium Cap. If Parent for any reason fails to obtain or cause to be obtained such "tail" insurance policy as of the Effective Time, Parent will continue, or cause to be continued, to maintain in effect, for a period of at least six years from and after the Effective Time, the directors' and officers' liability insurance in place as of the date of the Merger Agreement with Air Method's current insurance carrier or with an insurance carrier with the same or better credit rating as Air Method's current directors' and officers' liability insurance carrier.

        The Merger Agreement also provides that this covenant is intended to be for the benefit of, and will be enforceable by, each of the Indemnitees and their respective heirs and legal representatives and will not be deemed exclusive of, or in substitution for, any other rights to which an Indemnitee is entitled, whether pursuant to law, contract or otherwise. The obligations of Parent and the Surviving Corporation under this covenant must not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this covenant applies unless (x) such termination or modification is required by applicable law or (y) the affected Indemnitee must have consented in writing to such termination or modification. The Indemnitees to whom this covenant applies must be third party beneficiaries of this covenant.

        Reasonable Best Efforts.    The Merger Agreement provides that, upon the other terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, each of the parties to the Merger Agreement will, and will cause its affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that, as promptly as practicable, the Offer Conditions and the conditions to the Merger are satisfied and to consummate the Transactions as promptly as practicable, including by preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents.

        Consents.    Pursuant to the Merger Agreement, each of the parties thereto is required to use its reasonable best efforts to promptly (i) obtain all approvals, consents, registrations, waivers, permits, authorizations, orders or other confirmations from any Governmental Authority or other Person necessary, proper or advisable to consummate the Transactions (the "Third Party Consents"), (ii) execute and deliver any additional instruments necessary to consummate the Transactions and (iii) defend or contest in good faith any Legal Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, in the case of each of clauses (i) through (iii), other than with respect to filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, approvals, consents, registrations, permits, authorizations and other confirmations relating to Antitrust Laws (as defined below). The parties to the Merger Agreement are required to coordinate efforts with respect to seeking the Third Party Consents and defending any Legal Action contemplated by clause (iii) above.

        In addition, Air Methods is required, within five business days of the date of the Agreement, to provide written notice of the Transactions (in a form agreed to by Parent acting reasonably) to:

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  each of the counterparties to the (i) promissory notes entered into by Air Methods or any of its subsidiaries in connection with the financing of Company Aircraft and (ii) the leases entered into by Air Methods or any of its subsidiaries in connection with the sale and leaseback of Company Aircraft (collectively, the "Aircraft Financing Documents") and other specified contracts set forth on Schedule I to the Merger Agreement, seeking the consent of such counterparties to the Transactions and providing any additional information to the counterparties thereto as required under the applicable contract; and

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  to each of the counterparties to the Aircraft Financing Documents and other specified contracts set forth on Schedule II to the Merger Agreement seeking the irrevocable and permanent waiver of compliance from and after the Closing Date with respect to each provision, in an Aircraft Financing Document that includes any financial maintenance covenants, including maximum leverage ratios, minimum fixed charge coverage ratios and minimum debt service coverage ratios or any debt incurrence covenant (collectively, the "Third Party Notices").

        The Company is required deliver to Parent copies and evidence of delivery of such Third Party Notices within two business days of delivery thereof. The notices described above were provided on March 20, 2017

        Anti-Takeover Statutes.    In furtherance and not in limitation of the foregoing, each party to the Merger Agreement has agreed that it will each use its reasonable best efforts to (i) take all action necessary to ensure that no "business combination", "control share acquisition", "fair price", "moratorium" or other anti-Takeover Law (any such law a "Takeover Law") is or becomes applicable to any of the Transactions and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all reasonable actions necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.

        Filings.    In addition, upon the terms and subject to the conditions of the Merger Agreement, each of the parties will, and will cause its affiliates to use reasonable best efforts to promptly (i) obtain any approvals, consents, registrations, waivers, permits, authorizations, orders or other confirmations from any governmental authority or other person necessary, proper or advisable to consummate the Transactions, (ii) execute and deliver any additional instruments necessary to consummate the Transactions, and (iii) defend or contest in good faith any Legal Action brought by a third party that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions.

        Pursuant to the terms of the Merger Agreement, within ten days after the date of the Merger Agreement, each of Air Methods, the Offeror and Parent agree to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, (ii) supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and (iii) promptly take any and all steps necessary to avoid or eliminate each and every impediment and obtain all consents under any such Antitrust Laws that may be required by any governmental authority so as to enable the parties to the Merger Agreement to consummate the Transactions. See Section 15—"Certain Legal Matters; Regulatory Approvals" under subsection "U.S. Antitrust Compliance." The parties submitted such notification pursuant to the HSR Act on March 20, 2017.

        Further, the Merger Agreement also provides that Parent will take, and will cause its affiliates to, promptly take all reasonable actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act and resolve any objections asserted with respect to the Transactions under the Clayton Act or any other applicable law raised by any governmental authority, in order to prevent the entry of, any law or order that would prevent, prohibit, restrict or delay the consummation of the Transactions. Neither the Offeror nor Parent nor any of its affiliates shall be required however, to (A) sell, license, divest or dispose of or hold separate any material entities, assets or businesses of Parent or its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries), (B) terminate, amend or assign existing material relationships or contractual rights or obligations of Parent or its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries), (C) change or modify any material course of conduct regarding future operations of Parent or its subsidiaries (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries), (D) otherwise take actions that would limit the respective freedom of action of Parent or its Affiliates (including, after the Effective Time, the Surviving Corporation or any of its subsidiaries) with respect to, or their ability to retain, one or more of their respective material businesses, assets or rights or interests therein, (E) execute material settlements, undertakings, consent decrees, stipulations or other agreements with any governmental authority or with any other Person and (F) commit to take any such actions in the foregoing clauses (A) through (E).

        Parent and Air Methods have agreed to use reasonable best efforts to (i) cooperate in all respects with each other in connection with making any filing or submission with a governmental authority in connection with the Transactions and in connection with any investigation, litigation or other inquiry by or before a governmental authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) keep the other parties hereto informed in all material respects and on a reasonably timely basis of any material communication received by such party from, or given by such party to, the FTC, the DOJ or any other governmental authority and of any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, (iii) subject to applicable laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other parties hereto with respect to information relating to the other parties hereto and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the Transactions and (iv) unless prohibited by the applicable governmental authority or other Person, give the other parties hereto the opportunity to attend and participate in all meetings and conferences with such governmental authority or other person.

        Parent has agreed to not consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the Transactions at the behest of any governmental authority without the consent of Air Methods, which consent shall not be unreasonably withheld, delayed or conditioned. Parent and Air Methods have agreed not to, or cause their respective Affiliates not to, take any action with the intention to, or that would reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the FTC and Antitrust Division.

        Public Announcements.    Subject to the "No Solicitation" covenant, unless and until an Adverse Recommendation Change has occurred, Parent and Air Methods are required to consult with each other before issuing, and give each other the opportunity to review and comment upon or any press release and will use reasonable best efforts to consult with each other before making any other public statements, in each case, with respect to the Merger Agreement or the Transactions, and , must not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, order, court process or the rules and regulations of any national securities exchange or national securities quotation system.

        Fees and Expenses.    Except as otherwise explicitly provided in the Merger Agreement, whether or not the Transactions are consummated, all fees and expenses (including those payable to representatives) incurred by any party to the Merger Agreement or on its behalf in connection with the Merger Agreement and the Transactions and the Related Documents ("Expenses") will be paid by the party incurring those Expenses.

        Financing.    The Financing (as defined in Section 12—"Sources and Amount of Funds"), or any alternative financing, is not a condition to the Offer or the Merger. The Merger Agreement provides that Parent and the Offeror will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letter and the Equity Commitment Letter (each as defined in Section 12—"Sources and Amount of Funds") (the "Commitment Letters"), including using reasonable best efforts to: (i) maintain in effect and comply with the Commitment Letters; (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions set forth in the Debt Commitment Letters (or on other terms subject to the permitted terminations, amendments, supplements, modifications or waivers described in the following paragraph); (iii) satisfy on a timely basis all conditions applicable to Parent and the Offeror in the Commitment Letters and the definitive agreements related thereto that are within their control (including by consummating the Equity Financing at or prior to the Closing on the terms and subject to the conditions set forth in the Equity Commitment Letter); (iv) upon the satisfaction or waiver of the conditions to Parent's and the Offeror's obligations to consummate the Offer and the Merger, draw the Financing in the amount required to consummate the Transactions on the Closing Date. Parent and the Offeror are not required to (i) seek the Equity Financing from any source other than the Equity Investors, or in any amount in excess of that contemplated by, the Equity Commitment Letter, or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letter.

        Upon request by Air Methods, Parent and the Offeror will keep Air Methods informed on a reasonably prompt basis and in reasonable detail of the status of its efforts to arrange the Financing. Parent and the Offeror will give Air Methods prompt notice (i) of any breach, default, termination, cancellation or repudiation by any party to any of the Commitment Letters, (ii) the receipt by Parent or the Offeror of any written notice or other written communication from any Financing source with respect to any (A) breach, default, termination, cancellation or repudiation by any party to any of the Commitment Letters or (B) dispute or disagreement between Parent and any Financing source or among any parties to any of the Commitment Letters, in each case, that could reasonably be expected to delay the Offer Closing or the Closing, and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of Parent or the Offeror to obtain all or any portion of the Financing necessary to fund the Required Amount (as defined below) on the terms and in the manner contemplated by the Financing Letters. As soon as reasonably practicable, but in any event within three (3) business days of the date Air Methods delivers to Parent or the Offeror a written request, Parent or the Offeror will provide any information reasonably requested by Air Methods relating to any circumstance referred to in the immediately preceding sentence. Parent or the Offeror may not, without the prior written consent of Air Methods, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Commitment Letters if such termination, amendment, supplement, modification or waiver would (A) reduce the aggregate amount of any portion of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to the fees and original issue discount contemplated by the Commitment Letters on the date of the Merger Agreement unless the Debt Financing or Equity Financing is increased by a corresponding amount) such that the aggregate amount of the Financing would reasonably be expected to be below the amount required to pay the Required Amount, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the Financing in a manner that would reasonably be expected to prevent or materially impede or delay the funding of the Financing (or satisfaction of the conditions to the Financing) giving effect to the Marketing Period or (C) adversely impact the ability of Parent or the Offeror, as applicable, to enforce its rights against other parties to the Commitment Letters; provided, that Parent or the Offeror may, without the consent of Air Methods, amend or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter on the date of the Merger Agreement. Parent will promptly deliver to Air Methods copies of any amendment, modification, supplement, consent or waiver to or under any Commitment Letter or the definitive agreements relating to the Financing promptly upon execution thereof.

        "Required Amount" means the aggregate Offer Price and Merger Consideration (and any repayment or refinancing of debt contemplated by the Merger Agreement, the Equity Commitment Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Equity Awards under the Merger Agreement) and to pay all related expenses payable on the Closing Date by them in connection with the Transactions.

        If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent will promptly notify Air Methods in writing and Parent and the Offeror will use their reasonable best efforts to arrange and obtain, reasonably promptly given the anticipated timing of the Closing, in replacement thereof alternative financing in an amount sufficient to fund the Required Amount with terms and conditions not less favorable to Parent and the Offeror (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter (the "Alternative Financing"). Parent will deliver to Air Methods true and complete copies of the alternative debt commitment letters (including redacted fee letters) pursuant to which any such alternative source has committed to provide any portion of the Debt Financing.

        Prior to the Closing Date, Air Methods will use its reasonable best efforts to provide, and cause its subsidiaries to provide, and use its reasonable best efforts to cause its and their respective officers, employees and advisors to provide, to Parent and the Offeror, in each case at Parent's sole cost and expense, such reasonable cooperation as is customary and reasonably requested by Parent in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter, including using reasonable best efforts to: (a) as promptly as reasonably practicable, furnish Parent with (i) all information required by (a) clauses (i) and (ii) of paragraph (c) of Exhibit C to the Debt Commitment

Letter and (b) paragraph (j) of Exhibit C to the Debt Commitment Letter (other than any financial statements delivered pursuant to the foregoing subclause (a) and any pro forma financial statements) and (ii) such pertinent and customary (as compared to other transactions of this size and nature) information regarding Air Methods and any of its subsidiaries as may be appropriate in order to consummate the financing contemplated by the Debt Financing (the "Required Information"), projections, ownership or an as-adjusted capitalization table (in each case without waiver of the obligations of Air Methods set forth in clause (j) below); (b) as promptly as reasonably practicable, inform Parent if Air Methods or its subsidiaries shall have actual knowledge of any facts that would be reasonably likely to (x) require the restatement of any financial statements comprising a portion of the Required Information in order for such financial statements to comply with GAAP or (y) result in any of the Required Information no longer being compliant with the requirements applicable thereto under the Merger Agreement, (c) causing senior management of Air Methods to assist in preparation for and participate in a reasonable number of investor and lender meetings (including a reasonable and limited number of one-on-one meetings and calls that are requested in advance with or by the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing, including a customary high yield roadshow), presentations and sessions with rating agencies in connection with the Debt Financing at reasonable times and locations mutually agreed, and assist Parent in obtaining ratings in connection with the Debt Financing; (d) assist Parent with (x) the preparation by Parent and the Lender Parties and their respective Affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns (the "Lender Related Parties") of materials for rating agency presentations, bank information memoranda, offering memoranda, private placement memoranda, prospectuses and similar marketing documents (including participation in a reasonable number of due diligence sessions, drafting session and sessions with ratings agencies) and (y) the negotiation of the financing documents as may be reasonably requested by Parent in connection with the Debt Financing; (e) solely with respect to financial information and data derived from Air Method's historical books and records, assist Parent with the preparation of pro forma financial information and pro forma financial statements to the extent it would be required by SEC rules and regulations for a registered offering of debt securities on Form S-1 or necessary or reasonably required by Parent or the financing sources providing the Debt Financing, including with respect to providing the estimated impact of the application of acquisition accounting in accordance with GAAP to Air Method's historical financial statements together with related footnote disclosures and providing supporting information to Air Method's independent auditors to enable such auditors to provide customary negative assurance comfort on such pro forma financial statements, it being agreed that Air Methods will not be required to provide any information or assistance relating to (A) the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (B) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any information used in connection with the Debt Financing; or (C) any financial information related to Parent or any of its subsidiaries or any adjustments that are not directly related to the acquisition of Air Methods by Parent; (f) execute and deliver as of (but not prior to) the Closing any pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent; provided, that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing (except for customary "authorization letters", authorizing, among other things, the distribution of information to prospective lenders and identifying, among other things, any portion of such information that constitutes material, non-public information regarding Air Methods and its subsidiaries or their respective securities, which shall be executed by an officer of Air Methods prior to Closing), (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on Air Methods or any of its subsidiaries or any of their respective officers or employees involved prior to the Closing Date) and otherwise reasonably facilitate the pledging of collateral and the perfection of applicable security interests; (g) causing the taking of corporate and other actions by Air Methods and its subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing on the Closing Date and to permit the proceeds thereof to be made available to the Parent as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of Air Methods and its subsidiaries who retain their respective positions as of the Closing; (h) provide, at least three (3) business days prior to the Closing, all documentation and other information about Air Methods and its subsidiaries as is reasonably required under applicable "know your customer" and anti-money laundering rules and regulations including the USA PATRIOT Act, in each case to the extent requested at least ten (10) business days in advance of the Closing; (i) ensure that the syndication efforts in respect of the Debt Financing benefit from the existing lending relationships of Air Methods; (j) cause accountants to provide, consistent with customary practice (A) consent to the use of their reports in any materials relating to the Debt Financing and to deliver customary comfort letters (including customary "negative assurance") to the Lender Related Parties and (B) reasonable assistance to Parent in connection with the Parent's preparation of pro forma financial statements and information and (k) prior to or at, and conditioned upon, the occurrence of the Closing deliver all notices and take all other actions required to facilitate the termination of commitments under Air Method's Third Amended and Restated Revolving Credit, Term Loan and Security Agreement, dated August 11, 2015, with KeyBank National Association, as administrative agent and collateral agent (the "Credit Facility"), the repayment in full of all obligations then outstanding thereunder and the release of all liens in connection therewith on the Closing Date, and deliver to Parent prior to the Closing a customary payoff letter in respect of the Credit Facility, which payoff letter shall (x) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to the Credit Facility as of the Closing Date (the "Payoff Amount") and (y) state that all obligations (including guarantees) in respect thereof (other than those contingent indemnification obligations that customarily remain following termination of a credit agreement) and liens in connection therewith on the assets of Air Methods or any of its subsidiaries shall be, substantially concurrently with the receipt of the Payoff Amount on the Closing Date, released or arrangements reasonably satisfactory to Parent for such release shall have been made by such time; provided, that, delivery of the payoff letter by Air Methods to Parent is not a condition to the Closing, and the Offer and the Closing is not conditioned upon Parent receiving such payoff letter.

        If the Closing Date does not occur, the Parent Termination Fee is not paid and Parent has not terminated the Merger Agreement as contemplated in Section 7.3 of the Merger Agreement, Parent (I) will within 30 days of written request by Air Methods, reimburse Air Methods for all reasonable and documented out-of-pocket expenses (including (A) reasonable attorneys' fees and (B) expenses of Air Method's accounting firms engaged to assist in connection with the Financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters) incurred by Air Methods or any of its subsidiaries or their respective representatives in connection with the Financing, including the cooperation of Air Methods and its subsidiaries and representatives contemplated by the preceding paragraph and (II) shall indemnify, defend and hold harmless Air Methods, its subsidiaries and their respective representatives from and against any and all damages or expenses suffered or incurred by any of them in connection with the arrangement of the Financing (including the performance of their respective obligations under, or the taking of or refraining from any action in accordance with, the preceding paragraph), in each case other than to the extent any of the foregoing was suffered or incurred as a result of the bad faith, gross negligence or willful misconduct of Air Methods or any of its subsidiaries or, in each case, their respective affiliates and representatives.

        Rule 14d-10 Matters.    Prior to the Offer Acceptance Time, the Compensation Committee of the Air Methods Board (the "Compensation Committee") to the extent required will take such steps to cause each employment compensation, severance or other employee benefit arrangement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of Air Methods to be approved by the Compensation Committee in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an "employment compensation, severance or other employee benefit arrangement" within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

        Notification of Certain Matters.    Prior to the Effective Time, Parent and Air Methods are required to give each other at least two business days' notice of:

  •
  any notice or other communication received by such party from any governmental authority in connection with the Merger Agreement or the Transactions or from any person alleging that the consent of such person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such party to obtain such consent could be material to Air Methods, the Surviving Corporation or Parent;

  •
  any Legal Actions commenced or, to such party's knowledge, threatened against such party that relates to the Merger Agreement or the Transactions; and

  •
  any fact, event or circumstance that (A) has had or would reasonably be expected to result in any Company Material Adverse Effect or any Effect that, individually or in the aggregate with one or more other Effects, prevents or materially impedes or materially delays the ability of Parent or The Offeror to perform their obligations under the Merger Agreement or to consummate the Transactions, on a timely basis, as applicable, or (B) is reasonably likely to result in the failure of any of the Offer Conditions or any of conditions to the Merger to be satisfied.

        Transaction Litigation.    The Merger Agreement provides that prior to the earlier of the Effective Time or the earlier termination of the Merger Agreement in accordance with its terms, Air Methods will control the defense of any Legal Action (including any class action or derivative litigation) relating directly or indirectly to the Merger Agreement, the Merger, the Offer or the other Transactions, including disclosures made under securities laws and regulations related thereto ("Transaction Litigation"). However, Air Methods is required, as promptly as reasonably practicable after obtaining knowledge of any Transaction Litigation, to notify Parent in writing thereof, and must (i) give Parent the right to review and comment on all material filings or responses to be made by Air Methods in connection with any Transaction Litigation (and Air Methods will in good faith take such comments into account), and the opportunity to participate in the defense and settlement of, any Transaction Litigation and (ii) if Parent does not exercise such right to participate (subject to Air Method's control right), keep Parent reasonably and promptly informed with respect to the status of such Transaction Litigation. No compromise or settlement of any Transaction Litigation may be agreed to by Air Methods without Parent's prior written consent.

        Aircraft Financing Opinion.    Prior to the Offer Closing, Air Methods is required to use reasonable best efforts to engage outside legal counsel reasonably acceptable to Parent, to provide a legal opinion, in a form reasonably acceptable to Parent, confirming that Air Methods and its subsidiaries hold good and valid title to each Company Aircraft identified in the Company Disclosure Letter as being owned by Air Methods or its subsidiaries, free and clear of all Liens, except for Liens (a) as otherwise set forth on in the Company Disclosure Letter or (b) that, individually or in the aggregate, would not have or reasonably be expected to have a material impact on the business of Air Methods and its subsidiaries, taken as a whole.

Conditions to the Consummation of the Merger.

        Pursuant to the Merger Agreement, the respective obligations of Air Methods, Parent and the Offeror to effect the Merger are subject to the satisfaction (or waiver, if permissible under applicable law) of each of the following conditions on or before the Closing Date:

  •
  any governmental authority having jurisdiction over any party to the Merger Agreement having not issued any order, nor any applicable law or other legal restraint, injunction or prohibition being in effect that makes consummation of the Merger illegal or otherwise prohibited; and

  •
  the Offeror having irrevocably accepted for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

        Termination.    The Merger Agreement provides that it may be terminated, and the Transactions may be abandoned at any time prior to the Offer Acceptance Time as follows:

  A.
  by mutual written consent of Air Methods and Parent;

  B.
  by either Air Methods or Parent:

  1.
  if the Offer Acceptance Time has not occurred on or before the Termination Date; provided, that in the event the Marketing Period has commenced but not yet been completed at the time of the Termination Date, the Termination Date will be extended by Parent until five business days after the final date of the Marketing Period. However, the Merger Agreement cannot be so terminated by any party if the delay in the occurrence of the Offer Acceptance Time has been caused principally by or resulted from a breach by such party of its representations and warranties set forth in the Merger Agreement or the failure by such party to perform any of its covenants, obligations or agreements under the Merger Agreement; or

  2.
  if any governmental authority having jurisdiction over any party to the Merger Agreement issues a final, non-appealable order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the Merger or the consummation of the Offer or any applicable law that makes consummation of the Merger or the consummation of the Offer illegal or otherwise prohibited is in effect; provided, that the party seeking to so terminate the Merger Agreement must have complied in all material respects with its obligations under described above in "—Reasonable Best Efforts," "—Consents" and "—Filings".

  C.
  By Air Methods:

  1.
  in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, subject to, and in accordance with the no solicitation covenant in the Merger Agreement; provided, that prior to or concurrently with such termination Air Methods pays the Company Termination Fee and, within twenty-four hours of receipt by Parent of the Company Termination Fee, enters into such Alternative Acquisition Agreement;

  2.
  if Parent or the Offeror breaches any of their respective representations or warranties, or fails to perform any of their respective covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform (i) would reasonably be expected to result in a Parent Material Adverse Effect and (ii) such breach or failure by its nature cannot be cured or has not been cured by Parent or the Offeror, as applicable, by the earlier of (A) the business day immediately prior to the Termination Date and (B) the date that is twenty business days after Parent's receipt of written notice of such breach from Air Methods and stating its intention to terminate the Merger Agreement; provided, that Air Methods is not then in material breach of its representations or warranties, or then materially failing to perform its covenants, obligations or agreements contained in the Merger Agreement; or

    3.
    if (i) the Marketing Period has ended, (ii) the Offer Conditions (other than those Offer Conditions that by their nature are to be satisfied at the Offer Acceptance Time, but subject to such Offer Conditions being able to be satisfied) have been satisfied or waived at the Expiration Time (and for the avoidance of doubt after giving effect to any extensions thereof in accordance with the Merger Agreement), (iii) Offeror shall have failed to consummate (as defined in Section 251(h) of the DGCL) the Offer within three business days following the Expiration Time, (iv) Air Methods has provided irrevocable written notice to Parent at least three business days prior to such termination that it is prepared, willing and able to effect the Closing and (v) at all times during such three business day period, Air Methods stood ready, willing and able to consummate the Merger Transactions; provided, that neither Air Methods nor Parent may terminate the Merger Agreement as described in paragraph B.1 above, during any such three business day period.

  D.
  By Parent:

  1.
  if Air Methods breaches any of its representations or warranties, or fails to perform any of its covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform, individually or in the aggregate, (i) would result in the failure of any of certain Offer Conditions (including the Representations Condition, the Covenants Condition and the MAE Condition) not being satisfied and (ii) such breach or failure by its nature cannot be cured or has not been cured by Air Methods by the earlier of (x) the business day immediately prior to the Termination Date and (y) the date that is twenty business days after Air Method's receipt of written notice of such breach from Parent and stating its intention to terminate the Merger Agreement; provided, that neither Parent nor the Offeror are then in material breach of their respective representations or warranties or then materially failing to perform their respective covenants, obligations or agreements contained in the Merger Agreement;

  2.
  following an Adverse Recommendation Change; or

  3.
  if Air Methods elects not to be responsible for the out-of-pocket financing costs, if any, associated with the consummation of the Debt Financing into escrow or any ticking or similar fees owed to the Debt Financing sources incurred by Parent, the Offeror and their respective affiliates as a result of extending the Offer as contemplated in accordance with the terms of the Merger Agreement.

        Effect of Termination.    In the event of a valid termination of the Merger Agreement by either Parent or Air Methods, the Merger Agreement will become void and have no effect; provided, however, that (a) subject to certain exceptions, no such termination will relieve any party of any liability for damages to another party resulting from such party's fraud or willful and intentional breach prior to such termination, and (b) the Confidentiality Agreement, the Limited Guarantee under the Equity Commitment Letter and the provisions in the Merger Agreement relating to, (i) the expense reimbursement and indemnification of Air Methods in connection with its the cooperation with Parent in obtaining the Debt Financing, (ii) the information and knowledge obtained by Parent or the Offeror in connection with their access to information rights and rights to be informed about Takeover Proposals, (iii) termination of the Merger Agreement, (iv) termination expenses incurred by Parent, (v) miscellaneous matters, including, among others, the rights of the parties to seek specific performance of the terms of the Merger Agreement by the other party, will remain in full force and effect and survive any termination of the Merger Agreement.

        Fees and Expenses Following Termination.    Under the Merger Agreement, Air Methods has agreed to pay to Parent a termination fee of $51,613,380 (the "Company Termination Fee") by wire transfer of immediately available funds, in the event that:

  •
  the Merger Agreement is validly terminated by Air Methods, as described in paragraph C.1 above, in which case payment will be made prior to or concurrently with such termination;

  •
  the Merger Agreement is validly terminated by Parent pursuant to paragraph D.1 above, as a result of a willful and intentional breach by Air Methods of any of its representations, warranties or covenants, obligations or agreements contained in the Merger Agreement, in which case payment will be made within two business days following such termination;

  •
  the Merger Agreement is validly terminated by Parent pursuant to paragraph D.2 above, in which case payment will be made within two business days following such termination; or

  •
  if (A) a Takeover Proposal has been publicly made or otherwise become generally known to the public, in each case prior to the Offer Acceptance Time, (B) thereafter the Merger Agreement is terminated (1) by Air Methods or Parent pursuant to, and in accordance with, paragraphs B.1 or B.2 above, or (2) by Parent pursuant to paragraph D.1 above and (C) within twelve months following the date of such termination Air Methods enters into a definitive contract with respect to any Takeover Proposal is subsequently consummated (even if after such twelve-month period), whether or not involving the same Takeover Proposal or the person making the Takeover Proposal referred to in clause (A), in which case payment will be made within two business days following the date on which such transaction is consummated; provided, that, in such case, the Company Termination Fee payable by Air Methods will be reduced by any Parent Expense Reimbursement payments that, at the time such Company Termination Fee becomes due and payable, have previously been paid to Parent, the Offeror and/or their respective Affiliates in accordance with the terms of the Merger Agreement. For purposes of this provision in the Merger Agreement, references in the definition of the term "Takeover Proposal" (provided above) to the figure "20%" will be deemed to be replaced by "more than 50%"; or

  •
  if the Merger Agreement is validly terminated by Air Methods or Parent pursuant to paragraph B.1 above and Parent would have been entitled to terminate the Merger Agreement pursuant to paragraph D.1 above, as a result of a willful and intentional breach by Air Methods of any of its representations, warranties or covenants, obligations or agreements contained in the Merger Agreement, or pursuant to paragraph D.2 above but for such termination pursuant to paragraph B.1 above.

        Under the Merger Agreement, Parent has agreed to pay to Air Methods a termination fee of $95,286,240 ("Parent Termination Fee") within eleven business days after termination, in the event that:

  •
  the Merger Agreement is validly terminated by Air Methods pursuant to paragraph C.3 above; or

  •
  the Merger Agreement is validly terminated by Air Methods pursuant to paragraph C.2 above, as a result of a willful and intentional breach by Parent of any of its representations, warranties or covenants, obligations or agreements contained in the Merger Agreement, in which case payment will be made within two business Days following such termination; or

  •
  the Merger Agreement is validly terminated by Air Methods or Parent pursuant to paragraph B.1 above and Air Methods would have been entitled to terminate the Merger Agreement pursuant to paragraph C.2 above as a result of a willful and intentional breach by Parent of any of its representations, warranties or covenants, obligations or agreements contained in the Merger Agreement or pursuant to paragraph C.3 above but for such termination pursuant to paragraph B.1 above.

        However, Air Methods will in no event be entitled to receive and Parent be required to pay the Parent Termination Fee if Air Methods or any subsidiary is, at the time at which the Parent Termination Fee becomes due and payable, in breach of any of their respective representations or warranties contained in the Merger Agreement or have failed to perform their respective covenants, obligations or agreements contained in the Merger Agreement, which breach or failure to perform, individually or in the aggregate, was a principal cause of the failure of any of the Offer Conditions being satisfied.

        In addition, if the Merger Agreement is validly terminated (i) by Parent pursuant to paragraph D.1 above, as a result of a breach (other than a willful and intentional breach) by Air Methods of any of its representations, warranties or covenants, obligations or agreements contained in the Merger Agreement or (ii) by Air Methods or Parent pursuant to paragraph B.1 above or by Parent pursuant to paragraph D.3 above and, at the time of such termination, all the Offer Conditions other than the Minimum Condition have been satisfied (other than those Offer Conditions where the failure to be satisfied was primarily attributable to a failure by Air Methods to satisfy the Representations Condition or the Covenants Condition), Air Methods will reimburse Parent, the Offeror and their respective Affiliates for:

  •
  (x) their reasonable and documented out-of-pocket third party expenses in an aggregate amount not to exceed $8,000,000; plus

  •
  (y) the out-of-pocket financing costs, if any, associated with the consummation of the Debt Financing into escrow or any ticking or similar fees owed to the Debt Financing sources incurred by Parent, the Offeror and their respective Affiliates as a result of extending the Offer as contemplated under the terms of the Merger Agreement (the costs set forth in this subclause (y), the "Financing Costs" and, together with the expenses set forth in subclause (x), the "Parent Expense Reimbursement").

        However, (A) prior to Parent, the Offeror or any of their respective Affiliates incurring any Financing Costs, Parent will provide Air Methods with written notice (the "Notice") at least twenty-four hours prior to the time that the Offeror is required by applicable Law to provide written notice to Air Method's stockholders of an extension of the Offer that sets forth, in reasonable detail, the anticipated aggregate amount of such Financing Costs and (B) within twelve hours of receiving the Notice, Air Methods will provide Parent with written notice in which (1) it informs Parent as to whether it will agree to be responsible for the Financing Costs and (2) in the event that Air Methods elects not to be responsible for the Financing Costs, it acknowledges and agrees that Parent and the Offeror will no longer have an obligation to extend the Offer in accordance with the Merger Agreement under Section 1.1(d)(iii) of the Merger Agreement. Section 1.1(d)(iii) of the Merger Agreement provides that if at the then-scheduled Expiration Time, any of the Offer Conditions has not been satisfied or waived, in order to permit the satisfaction of such Offer Conditions, the Offeror is required to extend the Offer on one or more occasions in consecutive periods of five business days each (or such other duration as Parent and Air Methods may agree) but not beyond the Termination Date (unless Parent or the Offeror is not then permitted to terminate the Merger Agreement in accordance with its terms because Parent or the Offeror is in breach of its representations and warranties set forth in the Merger Agreement or has failed to perform any of its covenants, obligations or agreements under the Merger Agreement, thereby causing the Offer to not have closed on or before the Termination Date, in which case, the Offeror will be required to extend the Offer beyond the Termination Date).

        Amendment.    The Merger Agreement may be amended or supplemented by the parties in any and all respects by written agreement of the parties; provided, that (a) if the Offeror has accepted for payment and paid for the Shares pursuant to the Offer, no amendment can be made to decrease the Merger Consideration and (b) the Merger Agreement may not be amended or supplemented aft the Offer Acceptance Time. However, certain provisions of the Merger Agreement may not be amended, modified or altered in any manner adverse to the Lender Related Parties identified in each Debt Commitment Letter (as defined below) in any material respect without the prior written consent of such Lender Related Parties.

        Specific Performance.    Under the Merger Agreement, the parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity.

        Notwithstanding the foregoing, the right of Air Methods to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent's obligation to cause the Equity Financing (as defined below) to be funded (whether under the Merger Agreement or the Equity Commitment Letter), to fund the Offer Price and the Merger Consideration and Parent's and the Offeror's obligations to cause the Offer Acceptance Time to occur and to effect the Closing (but not the right of Air Methods to seek such injunctions, specific performance or other equitable remedies for any other reason) are subject to the requirements that:

  •
  the Marketing Period has ended;

  •
  with respect to the consummation of the Offer (including the payment of the Offer Price and drawing down the Equity Financing related thereto), all Offer Conditions were satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of the Merger Agreement at the Expiration Time;

  •
  with respect to the consummation of the Merger (including the payment of the Merger Consideration and drawing down the Equity Financing related thereto) the conditions to the Merger were satisfied (other than those conditions that by their terms are to be satisfied at the Effective Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of the Merger Agreement at the Effective Time;

  •
  the Debt Financing (or Alternative Financing (as defined below)) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing (provided, that Parent and the Offeror will not be required to draw down the Equity Commitment Letter or consummate the Offer and the Closing if the Debt Financing (or Alternative Financing) is not in fact funded at Closing; and

  •
  Air Methods has irrevocably confirmed in writing to Parent that (A) if specific performance is granted and the Equity Financing and Debt Financing (or Alternative Financing) are funded, the Closing will occur substantially simultaneously with the drawdown of the Equity Financing and the Debt Financing (or Alternative Financing) and Air Methods has not revoked, withdrawn, modified or conditioned such confirmation and (B) Air Methods is prepared, willing and able to effect the Closing and the Transactions, then it would take such actions required of it by the Merger Agreement to cause the Closing to occur.

        Additionally, if the Merger Agreement is terminated by Air Methods as a result of any breach by Parent or the Offeror of any of their respective representations or warranties or as a result of the failure by Parent of the Offeror to perform any of their respective covenants, obligations or agreements under the Merger Agreement, Air Methods will not be entitled to specific performance and the Parent Termination Fee will be Air Method's sole and exclusive remedy.

        The Limited Guarantee.    Simultaneously with the execution of the Merger Agreement, the Equity Investors (as defined below) and Parent executed an Equity Commitment Letter (as defined below), which contains a limited guarantee, pursuant to which each Equity Investor guarantees, agrees and commits to severally, and not jointly, pay to Air Methods an amount equal to such Equity Investor's pro rata share (as defined below) of (i) the Parent Termination Fee, if and when due under the terms of the Merger Agreement, (ii) if the Merger Agreement is terminated in accordance with its terms and the Parent Termination Fee is not paid, damages, if any, for fraud or willful and intentional breach by Parent or the Offeror under and in accordance with the Merger Agreement (subject in all circumstances to a maximum aggregate liability of the Parent Termination Fee), and (iii) the indemnification and reimbursement obligations, if any, of Parent and the Offeror under the terms of the Merger Agreement (the "Guaranteed Obligations").

        The foregoing summary and description of the limited guarantee identified above does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(3) to the Schedule TO and which is incorporated herein by reference.

        The Confidentiality Agreement.    Air Methods and American Securities entered into a confidentiality agreement dated as of September 2, 2016, as amended on February 13, 2017 (the "Confidentiality Agreement"). As a condition to being furnished certain confidential information ("Confidential Information"), American Securities agreed that such Confidential Information will be kept by it and its representatives confidential and will be used solely for the purpose of evaluating, negotiating and consummating a possible consensual transaction between Air Methods and one or more affiliates of American Securities. The Confidentiality Agreement contains customary standstill provisions with a term of 18 months, subject to certain exceptions, including that American Securities or its affiliates may make, publicly or privately, any proposal regarding a possible transaction with Air Methods to acquire all or a controlling portion of Air Methods' equity securities or all or substantially all of Air Methods' assets, but only if (i) Air Methods has invited American Securities in writing to make such proposal or (ii) if Air Methods enters into a definitive agreement with respect to a transaction with one or more third parties involving the acquisition of all or a controlling portion of Air Method's equity securities or all or substantially all of its assets. The Confidentiality Agreement expires two years after the date of the Confidentiality Agreement.

        The foregoing summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Confidentiality Agreement, a copy of which has been filed as Exhibit (d)(4) to the Schedule TO and which is incorporated herein by reference.

12.   Sources and Amount of Funds

        The Offeror estimates that it will need approximately $2.5 billion to purchase Shares in the Offer, to provide funding for the consideration to be paid in the Merger, to refinance certain existing indebtedness of Air Methods at the Effective Time and to pay certain fees and expenses related to the Transactions. The Offeror has received (i) a commitment from certain lenders to provide the Offeror with senior secured credit facilities in an aggregate principal amount of $1,055 million (subject to the Backstop Increase), comprised of a senior secured term facility in an aggregate principal amount of $930 million (subject to the Backstop Increase, the "Senior Secured Term Facility") and a senior secured revolving credit facility in an aggregate principal amount of $125 million (the "Senior Secured Revolving Facility" and, together with the Senior Secured Term Facility, the "Senior Secured Facilities") and (ii) a commitment from certain lenders to provide the Offeror with an unsecured bridge facility in an aggregate principal amount of $560 million, (the "Bridge Facility" and, together with the Senior Secured Facilities, the "Debt Financing"). Subject to certain conditions, the Debt Financing will be made available to the Offeror to finance the Offer and the Merger, refinance certain of Air Method's existing indebtedness, pay related fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and to provide for ongoing working capital and for other general corporate purposes of Air Methods and its subsidiaries. In addition,

Parent has obtained an Equity Commitment Letter from the Equity Investors which provides for each such Equity Investor's pro rata commitment of up to $690 million in aggregate of equity financing. Parent will contribute or otherwise advance to the Offeror the proceeds of the equity commitments, which, together with net proceeds of the Debt Financing and available cash of Air Methods and its subsidiaries following the Merger, will be sufficient to pay the Required Amount. The equity and debt financing commitments are subject to certain conditions.

        We do not believe our financial condition is material to your decision whether to tender your Shares and accept the Offer because (a) we were organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger, (b) the Offer is being made for all of the issued and outstanding Shares solely for cash, (c) the Offer is not subject to any financing condition, (d) the Offer is being made for all outstanding Shares of Air Methods, (e) if we consummate the Offer, subject to the satisfaction or waiver of certain conditions, we have agreed to acquire all remaining Shares (other than the Excluded Shares) for cash at the same price per share as the Offer Price in the Merger and (f) we have all of the financial resources, including committed debt and equity financing, sufficient to finance the Offer and the Merger.

  Debt Financing.

        Offeror has received the commitment letter, dated March 14, 2017 (the "Debt Commitment Letter") from prospective arrangers and lenders (the "Lender Parties") to provide, subject to the satisfaction (or waiver by the Lender Parties) of the conditions set forth therein, to the Offeror, (i) $1,055 million in aggregate principal amount of Senior Secured Facilities (subject to the Backstop Increase), comprised of the Senior Secured Term Facility and the Senior Secured Revolving Facility (which may be used by Air Methods for general corporate purposes after completion of the Transactions) and (ii) the Bridge Facility, for the purpose of financing the Offer and the Merger, refinancing certain of Air Method's existing indebtedness, paying fees and expenses incurred in connection with the Offer and the Merger and the transactions contemplated thereby and for providing ongoing working capital and for other general corporate purposes of Air Methods and its subsidiaries.

        In the event that (a) the Closing Date does not occur on or before the date that is five (5) business days after the Termination Date, (b) the Merger Agreement is terminated in accordance with its terms without the consummation of the Merger having occurred or (c) the Merger is consummated without the use of the Debt Financing, then the Debt Commitment Letters and the commitment of the Lender Parties with respect to the Debt Financing will automatically terminate, unless the Lender Parties, in their discretion, agree to an extension. The documentation governing the Debt Financing has not been finalized and, accordingly, the actual terms of the Debt Financing may differ from those described in this document. Each of Parent and the Offeror has agreed to use its reasonable best efforts to consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated by the Debt Commitment Letter, Parent and the Offeror will use their reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to fund the Required Amount with terms and conditions not less favorable to Parent and the Offeror (or their respective affiliates) than the terms and conditions set forth in the Debt Commitment Letter.

        Although the Debt Financing described in this document is not subject to a due diligence or "market out" condition, such financing may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the Debt Financing described herein is not available. There is no financing condition to the Offer.

        Conditions Precedent to the Debt Commitments.    The availability of the Debt Financing is subject to, among other things:

  •
  consummation of the Offer and the Merger in accordance with the Merger Agreement (without giving effect to any amendment, modification, waiver, consent or other modification by Parent that is materially adverse to the interests of the Lender Parties (in their capacities as such) under such facilities, other than with the consent of the lead arrangers thereof);

  •
  since the date of the Merger Agreement, the absence of any fact, state of facts, change, event, development, circumstance, occurrence or effect that, individually, or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

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  delivery of certain historical and pro forma financial information about Air Methods and its subsidiaries;

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  a period of not less than 15 consecutive business days prior to the closing, commencing upon the delivery of certain historical and pro forma financial information about Air Methods and its subsidiaries and all customary information to be included in a customary offering memorandum;

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  on the Closing Date, after giving effect to the Transactions and the Debt Financing, the Credit Facility shall have been repaid in full;

  •
  payment of fees and expenses required by the Debt Commitment Letter; and

  •
  execution and delivery of definitive documentation.

        Debt Financing.    The Debt Financing will be comprised of (a) the Senior Secured Facilites and (b) the Bridge Facility.

        The Senior Secured Facilities are expected to be comprised of (a) the Senior Secured Term Facility with a term of seven years and (b) the Senior Secured Revolving Facility with a term of five years. Royal Bank of Canada ("RBC"), Morgan Stanley Senior Funding, Inc. ("MSSF"), Barclays Bank PLC ("Barclays") and any additional bookrunners and lead arrangers appointed pursuant to the terms of the Debt Commitment Letter, if any, will act as joint bookrunners and joint lead arrangers for the Senior Secured Facilities.

        The Bridge Facility will have a term of one year. RBC, MSSF, Barclays and any additional bookrunners and lead arrangers appointed pursuant to the terms of the Debt Commitment Letter, if any, will act as joint bookrunners and joint lead arrangers for the Bridge Facility.

Senior Secured Facilities.

        Interest Rate.    Loans under the Senior Secured Facilities are expected to bear interest, at the Offeror's option, at a rate equal to the adjusted LIBOR or an alternate base rate, in each case plus a spread.

        Guarantors.    All obligations of the Offeror under the Senior Secured Facilities and, at the option of the Offeror, under hedging agreements and cash management arrangements will be guaranteed by each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of the Offeror that will remain subsidiaries of the Offeror following the consummation of the Merger and certain related transactions (subject to customary exceptions) and, in the case of the Senior Secured Facilities, Parent.

        Security.    The obligations of the Offeror and the guarantors under the Senior Secured Facilities and under any hedging agreements and cash management arrangements entered into with a Lender Party or any of its affiliates, will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis, by a perfected security interest in (a) subject to customary exceptions, substantially all of the material owned assets of the Offeror and each subsidiary guarantor, in each case, whether owned on the Closing Date or thereafter acquired and (b) in the case of the Senior Secured Facilities, all of the equity interests of the Offeror directly held by Parent.

        Other Terms.    The Senior Secured Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Senior Secured Facilities will also include customary events of defaults including a change of control to be defined.

Bridge Facility.

        Interest Rate.    Loans under the Bridge Facility are expected to bear interest at a rate equal to the adjusted LIBOR plus a spread.

        Guarantors.    All obligations of the Offeror under the Bridge Facility will be guaranteed by each of the existing and future direct and indirect, material wholly-owned domestic subsidiaries of the Offeror (subject to customary exceptions).

        Security.    The obligations of the Offeror and the Guarantors under the Bridge Facility will be unsecured.

        Other Terms.    The Bridge Facility will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and acquisitions, transactions with affiliates, liens and dividends and other distributions. The Bridge Facility will also include customary events of defaults including a change of control to be defined.

        This summary does not purport to be complete and is qualified in its entirety by the full text of the Debt Commitment Letter and related exhibits, copies of which have been filed as Exhibits (b)(1) and (b)(2) to Schedule TO and which are incorporated herein by reference.

  Equity Financing.

  Equity Commitment Letter.

        Parent has received the Equity Commitment and Limited Guarantee Letter, dated as of March 14, 2017 (the "Equity Commitment Letter"), pursuant to which certain affiliated funds managed by American Securities (the "Equity Investors") committed, severally, and not jointly, subject to the terms and conditions thereof, to provide Parent with equity financing ("Equity Financing" and together with the Debt Financing, the "Financing") in an amount up to its pro rata share of $690 million in the aggregate (the "Aggregate Commitment") solely for the purpose of enabling Parent to (a) cause the Offeror to accept for payment and pay for any Shares tendered pursuant to the Offer (b) make the payments due under the Merger Agreement to the holders of Shares and Company Equity Awards and (c) fund other fees, costs and expenses required to be paid by Parent or the Offeror in connection with the Transactions (collectively, the "Equity Commitment"). The Equity Investors' funding obligations under the Equity Commitment Letter are subject to: (1) the Marketing Period having ended, (2) the Debt Financing (or any Alternative Financing) having been funded, and (3) with respect to the consummation of the Offer, all Offer Conditions having been satisfied (other than those conditions that by their terms are to be satisfied at the Offer Acceptance Time, but subject to such conditions being able to be satisfied) or validly waived in accordance with the terms of the Merger Agreement at the Expiration Time.

        The funding obligations under the Equity Commitment Letter with respect to the Equity Commitment will terminate automatically and immediately upon the earliest to occur of:

  •
  the consummation of the Closing and funding of the Equity Commitment;

  •
  the valid termination of the Merger Agreement in accordance with its terms; or

  •
  the assertion by Air Methods or any of its respective affiliates of any claim against any Equity Investor or any former, current or future direct or indirect director, officer, employee, agent, partner, manager, member, securityholder, affiliate, stockholder, controlling person, attorney, or representative of such Equity Investor (other than (i) such Equity Investor itself and (ii) Parent, the Offeror and their respective assignees under the Merger Agreement, an "Investor Related Party") in connection with the Equity Commitment Letter or the Merger Agreement, subject to certain exceptions, including, among others, where claims have been made by Air Methods (i) against Parent seeking specific performance of any Equity Investor's obligations in accordance with the Merger Agreement and the Equity Commitment Letter prior to the termination of the Merger Agreement or in respect of any suit, action or other proceeding against Parent or the Offeror alleging a Parent Termination Fee is due and owing or against such Equity Investor that amounts are due and owing from such Equity Investor pursuant to the terms of the Equity Commitment Letter, (ii) enforcing any rights under the Confidentiality Agreement, (iii) against Parent or the Offeror under and in accordance with the terms and conditions of the Merger Agreement, subject to any limitations set forth in the Merger Agreement, or (iv) against any Equity Investor or any Investor Related Party under and in accordance with the terms of the Equity Commitment Letter.

        The Equity Commitment Letter may be relied upon only by Parent but Air Methods is a third party beneficiary of the Equity Commitment to (a) cause each Equity Investor to fund an amount equal to such Equity Investor's pro rata share of the Aggregate Commitment, pursuant to the terms of the Equity Commitment Letter, (b) cause each Equity Investor to fund its Guaranteed Obligations, and (c) cause each Equity Investor to perform the obligations, covenants, terms, conditions and undertakings contained in the Merger Agreement to the extent such obligations, covenants, terms, conditions and undertakings are applicable to Parent's affiliates.

        This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Equity Commitment Letter, a copy of which has been filed as Exhibit (d)(2) to the Schedule TO and which is incorporated herein by reference.

13.   Conditions of the Offer

        Capitalized terms used in this Section 13—"Conditions of the Offer," but not defined herein have the respective meanings given to them in the Merger Agreement.

        Notwithstanding any other provision of the Agreement or the Offer and in addition to (and not in limitation of) the Offeror's right to extend and amend the Offer pursuant to the Merger Agreement, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Offeror will not be required to (and Parent will not be required to cause the Offeror to) accept for payment or pay for any Shares validly tendered and not properly withdrawn pursuant to the Offer if any of the following conditions exist or have occurred and are continuing at the scheduled Expiration Time of the Offer:

  •
  the number of Shares validly tendered (and not properly withdrawn) prior to the expiration of the Offer (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been received, as defined by Section 251(h)(6) of the DGCL, together with any Shares then owned by the Offeror, does not represent at least one Share more than 50% of the then outstanding Shares (the "Minimum Condition");

  •
  an order has been issued by a governmental authority or an applicable law is in effect that would (i) make the Offer or the Merger illegal or (ii) otherwise prevent the consummation thereof;

  •
  the applicable waiting period (and any extension thereof) applicable to the Offer and the Merger under the HSR Act has not expired or been terminated;

  •
  the representations and warranties of Air Methods (i) set forth in Section 3.12(b) (Absence of Certain Changes) of the Merger Agreement are not true and correct in all respects as of the Expiration Time with the same effect as though made as of the Expiration Time, (ii) set forth in Section 3.8(a) and (d) (Capitalization) of the Merger Agreement are not true and correct in all respects (except for de minimis inaccuracies) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (iii) set forth in Section 3.3 (Corporate Authorization), Section 3.4 (Enforceability), the second sentence of Section 3.5 (subsidiaries), Sections 3.8(b), (c), (e), (f) and (g) (Capitalization), Section 3.28 (Opinion of Financial Advisors) and Section 3.29 (Brokers) of the Merger Agreement are not true and correct in all material respects as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iv) set forth in the Merger Agreement, other than those Sections specifically identified in clauses (i), (ii) and (iii), are not true and correct (disregarding all qualifications or limitations as to "materiality", "Company Material Adverse Effect" and words of similar import set forth therein) as of the Expiration Time with the same effect as though made as of the Expiration Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iv), where the failure to be true and correct would not have or reasonably be expected to have a Company Material Adverse Effect. Parent shall not have received a certificate signed on behalf of Air Methods by an executive officer of Air Methods to such effect;

  •
  Air Methods has not complied with or performed in all material respects its obligations, agreements and covenants required to be complied with or performed prior to the Expiration Time. Parent shall not have received a certificate signed on behalf of Air Methods by an executive officer of Air Methods to such effect;

  •
  since the date of the Merger Agreement, there has occurred any effect, change, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Parent shall not have received a certificate signed on behalf of Air Methods by an executive officer of Air Methods to such effect;

  •
  the Merger Agreement has been terminated in accordance with its terms; or

  •
  the Marketing Period has not been completed.

        The foregoing conditions are for the sole benefit of Parent and the Offeror and, other than the Minimum Condition, may be waived by Parent and the Offeror in whole or in part at any time and from time to time in their respective sole discretion, in each case subject to the terms and conditions of the Merger Agreement and to the extent permitted by applicable law. The failure by Parent, the Offeror or any other affiliate of Parent at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.   Dividends and Distributions

        Air Methods has not paid any cash dividends on its Common Stock for the past four fiscal years. Under the terms of the Merger Agreement, between the date of the Merger Agreement and prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms, Air Methods is not permitted, without the prior written consent of Parent, to establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution or transfer in respect of, any shares of its capital stock or other equity or voting interests other than dividends and distributions by a direct or indirect wholly-owned subsidiary of Air Methods to its direct or indirect parent. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents—The Merger Agreement—Covenants."

15.   Certain Legal Matters; Regulatory Approvals

        General.    Except as otherwise set forth in this Offer to Purchase, based on Parent's and the Offeror's review of publicly available filings by Air Methods with the SEC and other information regarding Air Methods, Parent and the Offeror are not aware of any licenses or other regulatory permits which appear to be material to the business of Air Methods and which might be adversely affected by the acquisition of Shares by the Offeror or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by the Offeror, or Parent pursuant to the Offer. In addition, except as set forth below, Parent and the Offeror are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Parent's and the Offeror's acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and the Offeror currently expect that such approval or action, except as described below under "—State Takeover Laws," would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions. In such an event, we may not be required to purchase any Shares in the Offer. See Section 11—"Purpose of the Offer and Plans for Air Methods; Transaction Documents—The Merger Agreement and Section 13—"Conditions of the Offer."

        U.S. Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain transactions having a value above specified thresholds may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division and certain waiting period requirements have been satisfied.

        It is a condition to the Offeror's obligation to accept for payment and pay for Shares tendered pursuant to the Offer that the waiting period (and any extension of the waiting period) applicable to the Offer under the HSR Act shall have expired or been terminated. Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by the ultimate parent entity of Parent, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. If within the 15 calendar day waiting period either the FTC or the Antitrust Division were to issue a request for additional information and documentary material (a "Second Request"), the waiting period with respect to the Transactions would be extended until ten calendar days following the date of substantial compliance by Parent with that request, unless the FTC and the Antitrust Division terminated the additional waiting period before its expiration. The ten calendar day waiting period can be extended with consent of Company. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. If either the 15-day or 10-day waiting period expires on a Saturday, Sunday or federal holiday, then such waiting period will be extended until 11:59 p.m. of the next day that is not a Saturday, Sunday or federal holiday. Only one extension of the waiting period pursuant to a Second Request is authorized by the HSR Act. After that time, the waiting period may be extended only by court order or with our consent. The FTC and the Antitrust Division may terminate the additional 10-day waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. If the HSR Act waiting period expired or was terminated, completion of the Merger would not require an additional filing under the HSR Act if the Offeror owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Transactions expired or was terminated.

        The FTC and the Antitrust Division may scrutinize the legality under U.S. federal antitrust laws of transactions such as the Offeror's proposed acquisition of Air Methods. At any time before or after the Offeror's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the Transactions by seeking a federal court order enjoining the Transactions or, if Shares have already been acquired, requiring disposition of those Shares, or the divestiture of substantial assets of the Offeror, Air Methods, or any of their respective subsidiaries or affiliates, or seeking other conduct relief. At any time before or after consummation of the Transactions, notwithstanding the early termination of the applicable waiting period under the HSR Act, U.S. state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, the Offeror may not be obligated to consummate the Offer or the Merger. See Section 13—"Conditions of the Offer."

        The ultimate parent entity of Parent filed a Premerger Notification and Report Form on March 20, 2017. Air Methods filed a Premerger Notification and Report Form on March 20, 2017.

  State Takeover Laws.

        Air Methods is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Air Methods Board approved the Merger Agreement and the transactions contemplated therein, and the restrictions on "business combinations" described in Section 203 are inapplicable to the Merger Agreement and the transactions contemplated therein.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In

December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Air Methods conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

  Federal Aviation Administration Notices.

        Air Methods and three of its subsidiaries (Helicopter Consultants of Maui LLC, Hawaii Helicopters, Inc. and Sundance Helicopters, Inc.) are Part 135 certificate holders ("Part 135 Holders") under applicable U.S. Federal Aviation Administration (the "FAA") regulations. FAA policy set out in FAA Order 8900.1 requires that such Part 135 Holders must provide notification to the FAA of changes in ownership and changes to the identity of the key officials of the applicable carrier, if any. The change in ownership contemplated by the Transactions does not change the capability and characteristics of any of the Part 135 Holders. Accordingly, in connection with the Transactions, each Part 135 Holder will request an amendment of its operative documents to reflect the name of Air Methods' new owners.

        In addition, Air Methods and two of its subsidiaries (Helicopters Consultants of Maui, LLC and Air Repair LLC) are holders of Part 145 Repair Station certificates ("Part 145 Holders") under applicable FAA regulations. FAA regulations require that where there is a sale or transfer of assets of any Part 145 Holder to a new owner, an application for an amended Part 145 certificate reflecting the change in ownership may be necessary. The Part 145 Holders will provide notification to the FAA of the change of ownership and request administrative issuance of new certificates reflecting the change of ownership if deemed necessary by FAA.

        In addition, under the Transportation Code, a Part 135 Holder must be a "citizen of the United States," which for a corporation is defined as a corporation in which 75% of the voting interest of the company is owned or controlled by U.S. citizens and that the carrier is under the actual control of U.S. citizens; and that the president and 2/3rds of the board of directors and other managing officers of the corporation are U.S. citizens. These U.S. air carrier citizenship provisions are mainly enforced by the U.S. Department of Transport, and must be met by Air Methods and the Part 135 Holders at all times including after completion of the Transactions.

16.   Appraisal Rights.

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment in cash in an amount equal to the "fair value" of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex III to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is March 23, 2017), deliver to Air Methods at the address indicated in the Schedule 14D-9, a demand in writing for appraisal of such Shares, which demand must reasonably inform Air Methods of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

  •
  not tender such Shares in the Offer; and

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the rights of Air Methods' stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL is included as Annex III to the Schedule 14D-9.

        You will not be entitled to appraisal rights unless the Merger is completed. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender your shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

17.   Fees and Expenses

        Except as explicitly provided otherwise in the Merger Agreement, whether or not the Transactions are consummated, all Expenses will be paid by the party incurring those Expenses.

        Notwithstanding the foregoing, the Offeror has retained the Depositary and Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary and Paying Agent and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. The Merger Agreement provides that Air Methods will be responsible for the compensation, reimbursement for out-of-pocket expenses of the Depositary and Paying Agent.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, neither Parent nor the Offeror will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by the Offeror, upon request, for customary mailing and handling expenses incurred by them in forwarding the offering material to their clients.

18.   Miscellaneous

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

        The Offeror and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8—"Certain Information Concerning Air Methods—Additional Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or the Offeror not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Offeror, Air Methods or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

ASP AMC Merger Sub, Inc.
March 23, 2017

 Schedule A

Directors and Executive Officers of
The Offeror, Parent and Certain Related Persons

1.     The Offeror

        The Offeror, a Delaware corporation, was formed on March 6, 2017, solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The Offeror is a direct, wholly-owned subsidiary of Parent and has not engaged in any business except as contemplated by the Merger Agreement. The principal office address of the Offeror is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000.

Directors and Executive Officers of the Offeror

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Offeror are set forth below. The principal office address of each such director and executive officer is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Marc Saiontz Director and President	Mr. Saiontz joined American Securities in 1996. He left the firm in 1999 to attend Stanford Business School and returned in 2001. Mr. Saiontz is a Managing Director and is currently Chairman of the Board of the following American Securities portfolio companies: North American Partners in Anesthesia, SpecialtyCare, LLC; and Unifrax I LLC. In addition, Mr. Saiontz is a director of Aspen Dental Management, Inc., which is also a portfolio company of American Securities. Mr. Saiontz was previously a member of the board of directors of Xerium Technologies, Inc., between May 2010 and June 2012.
Ben Dickson Director and Vice President

Mr. Dickson is currently a Principal at American Securities, after having joined the firm in 2011 as a Vice President. He is currently a director of the following American Securities portfolio companies: Aspen Dental Management, Inc., Emerald Performance Materials, LLC, and SeaStar Solutions.

Bahaa Naamani Vice President

Mr. Naamani joined American Securities in 2011 as an Associate. He left the firm in 2013 to complete an MBA program at the University of Pennsylvania's Wharton School and returned to American Securities in 2015 as a Vice President. Mr. Naamani is currently a director of Milk Specialties Global and Unifrax I LLC, which are American Securities portfolio companies.

Eric Schondorf Vice President and Secretary

Mr. Schondorf has been the General Counsel of American Securities since 2005 and became a Managing Director in 2017. Prior to joining American Securities, Mr. Schondorf was Of Counsel in the business, finance and restructuring department at Weil, Gotshal & Manges LLP for five years. Mr. Schondorf is currently a member of the New York State Bar Association.

2.     Parent

        Parent, a Delaware corporation, was formed on March 6, 2017, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The principal office address of Parent is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000.

Directors and Executive Officers of Parent

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. The principal office address of each such director and executive officer is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Marc Saiontz Director and President	See above.
Ben Dickson Director and Vice President	See above.
Bahaa Naamani Vice President	See above.
Eric Schondorf Vice President and Secretary	See above.

3.     Holdings

        Holdings, a Delaware corporation, was formed on March 6, 2017, solely for the purpose of completing the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger and arranging financing therefor. The principal office address of Holdings is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000.

Directors and Executive Officers of Holdings

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Holdings are set forth below. The principal office address of each such director and executive officer is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000. All directors and executive officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Marc Saiontz Director and President	See above.
Ben Dickson Director and Vice President	See above.
Bahaa Naamani Vice President	See above.
Eric Schondorf Vice President and Secretary	See above.
4.
AMERICAN SECURITIES PARTNERS VII, L.P.
AMERICAN SECURITIES PARTNERS VII(B), L.P.
AMERICAN SECURITIES PARTNERS VII(C), L.P.
AMERICAN SECURITIES ASSOCIATES VII, LLC
AMERICAN SECURITIES LLC

        American Securities Associates VII, LLC is a Delaware limited liability company and the general partner of each of American Securities Partners VII, L.P., a Delaware limited partnership, American Securities Partners VII(B), L.P., a Delaware limited partnership, and American Securities Partners VII(C), L.P., a Delaware limited partnership.

Managing Members of Sponsor

        The name, position, business address, citizenship, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of the managing members of American Securities Associates VII, LLC are set forth below. The principal office address of each such managing member is 299 Park Avenue, 34th Floor, New York, NY 10171. The telephone number at the principal office is (212) 476-8000. All managing members listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Michael G. Fisch Managing Member	Mr. Fisch has been Chief Executive Officer and President of American Securities since it was co-founded in 1994. He is also a Managing Director and has served on the board of directors of Metaldyne Performance Group, Inc. ("MPG") since August 2014 and is the Chairman of MPG's Nominating and Governance Committee. He is also a director of Fairmount Santrol Inc., North American Partners in Anesthesia, and Blount International, Inc. In addition, he is a managing member, director and/or officer of numerous American Securities' affiliates.
David Horing Managing Member

Mr. Horing joined American Securities in 1995. Mr. Horing is a Managing Director of American Securities and is a managing member of the general partner of certain funds managed by American Securities. In addition, Mr. Horing is currently a director of the following portfolio American Securities companies: Henry Company, TekniPlex, Inc., Royal Adhesives and Sealants,  Inc.; Milk Specialties Group and Aspen Dental Management, Inc.

        American Securities LLC is a New York limited liability company. Michael G. Fisch serves as President and Chief Executive Officer thereof. Mr. Fisch is also a Managing Director. See above for more information regarding Mr. Fisch. The business address of American Securities LLC is 299 Park Avenue, 34th Floor, New York, NY 10171, (212) 476-8000.

The Depositary and Paying Agent for the Offer is:

If delivering by overnight courier:	If delivering by mail:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

The Information Agent for the Offer is:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005
Banks and Brokerage Firms, Please Call: (212) 269-5550
Stockholders and All Others Call Toll-Free: (800) 859-8511
Email: airm@dfking.com

QuickLinks

  Exhibit (a)(1)(A)
Important
Table of Contents
Summary Term Sheet
Introduction
The Tender Offer
Schedule A Directors and Executive Officers of The Offeror, Parent and Certain Related Persons
The Depositary and Paying Agent for the Offer is
The Information Agent for the Offer is